UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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☑  Definitive Proxy Statement
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☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to § 240.14a-12

RESOURCES CONNECTION, INC.
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 22, 2009
YOUR VOTE IS IMPORTANT
PROXY STATEMENT
SECTION I
QUESTIONS AND ANSWERS
SECTION II PROXY PROPOSALS
III. REQUIRED INFORMATION
DIRECTOR MEETINGS AND COMMITTEES
AUDIT COMMITTEE REPORT
DIRECTOR COMPENSATION -- FISCAL 2009
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE -- FISCAL 2009
GRANTS OF PLAN-BASED AWARDS IN FISCAL 2009
OUTSTANDING EQUITY AWARDS AT FISCAL 2009 YEAR-END
OPTION EXERCISES AND STOCK VESTED IN FISCAL 2009
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ADDITIONAL INFORMATION
ALL STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED VOTING OR PROXY CARD PROMPTLY OR, IF AVAILABLE, VOTE YOUR SHARES BY TELEPHONE OR USING THE INTERNET

September 10, 2009

Dear Stockholder:

On behalf of the Board of Directors, you are cordially invited to attend the 2009 Annual Meeting of Stockholders of Resources Connection, Inc., at the Company’s corporate offices located at 17101 Armstrong Avenue, Irvine, California, 92614. The formal notice of the Annual Meeting appears on the following page. The attached Notice of Annual Meeting and Proxy Statement describe the matters that we expect to be acted upon at the Annual Meeting.

During the Annual Meeting, stockholders will hear a brief presentation on the business by the senior management of Resources Connection and have the opportunity to ask questions. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Regardless of the number of shares you own, please sign and date the enclosed proxy card and promptly return it to us in the enclosed postage-prepaid envelope. Alternatively, as discussed in Section I of the Proxy Statement, you may be eligible to vote electronically over the internet or by telephone. If you sign and return your proxy card without specifying your choices, your shares will be voted in accordance with the recommendations of the Board of Directors contained in the Proxy Statement.

We look forward to seeing you on October 22, 2009, and urge you to return your proxy as soon as possible.

Sincerely,

Donald B. Murray
Executive Chairman of the Board
and Chief Executive Officer

RESOURCES CONNECTION, INC.
17101 ARMSTRONG AVENUE
IRVINE, CALIFORNIA 92614
(714) 430-6400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 22, 2009

To the Stockholders of Resources Connection, Inc.:

The Annual Meeting of Stockholders of Resources Connection, Inc. will be held at 1:30 p.m., Pacific Daylight Time, on October 22, 2009, at the Company’s corporate offices located at 17101 Armstrong Avenue, Irvine, California, 92614, for the following purposes:

1. To vote for the election of Donald B. Murray, A. Robert Pisano, Susan J. Crawford and Michael H. Wargotz to our Board of Directors, each for a three-year term expiring at the Annual Meeting in 2012 and until their successors are duly elected and qualified;

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2010; and

3. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

The Board of Directors has fixed the close of business on August 28, 2009, as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting.

By order of the Board of Directors,

Sincerely,

Donald B. Murray
Executive Chairman of the Board
and Chief Executive Officer

Irvine, California
September 10, 2009

YOUR VOTE IS IMPORTANT

ALL STOCKHOLDERS ARE URGED TO ATTEND THE MEETING IN PERSON OR BY PROXY. YOU MAY BE ABLE TO SUBMIT YOUR PROXY ELECTRONICALLY BY USING A TOLL-FREE TELEPHONE NUMBER OR THE INTERNET, AS DESCRIBED ON THE PROXY CARD, OR YOU MAY MARK, SIGN, DATE AND MAIL YOUR PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

WE ENCOURAGE YOU TO SUBMIT YOUR PROXY ELECTRONICALLY OR BY TELEPHONE IF EITHER OF THESE OPTIONS IS AVAILABLE TO YOU. THE METHOD BY WHICH YOU SUBMIT YOUR PROXY WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON AT THE ANNUAL MEETING.

PROXY STATEMENT

We are sending this Proxy Statement to you, the stockholders of Resources Connection, Inc. (“Resources Connection” or “the Company”), a Delaware corporation, as part of our Board of Directors’ solicitation of proxies to be voted at our Annual Meeting of Stockholders to be held at 1:30 p.m., Pacific Daylight Time, on October 22, 2009, at the Company’s corporate offices located at 17101 Armstrong Avenue, Irvine, California, 92614, and at any postponements or adjournments thereof. This Proxy Statement and accompanying form of proxy were first sent to stockholders on or about September 10, 2009.

We are enclosing a copy of our 2009 Annual Report to Stockholders, which includes our fiscal 2009 financial statements. The Annual Report is not, however, part of the proxy materials.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on October 22, 2009

This Proxy Statement and our 2009 Annual Report to Stockholders are also available electronically on the Company’s website at http://ir.resourcesglobal.com/index.cfm.

In order to accomplish our goal of setting forth our information in a straightforward and understandable way, we have organized this year’s Proxy Statement into three sections. You should read all three sections.

I. Questions and answers: this section provides answers to frequently asked questions.

II. Proxy proposals: this section provides information about the proposals to be voted on at this stockholders’ meeting.

III. Required information: this section provides information that is required by law to be included in the Company’s Proxy Statement, which has not been included in Sections I and II.

SECTION I

QUESTIONS AND ANSWERS

What am I voting on?

At the Annual Meeting, our stockholders will be voting on the following proposals:

1. the election of four directors (Donald B. Murray, A. Robert Pisano, Susan J. Crawford and Michael H. Wargotz) to our Board of Directors;

2. the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2010; and

3. any other business properly raised at the meeting or any postponement or adjournment thereof.

How does the Board of Directors recommend I vote on each of the proposals?

Our Board of Directors recommends you vote FOR election to our Board of Directors of each of the four nominees for director named in Proposal 1 and FOR Proposal 2 to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, as outlined in Section II of this Proxy Statement.

Who can attend the Annual Meeting?

All stockholders as of August 28, 2009, the record date, can attend the Annual Meeting. If your shares are held through a broker, bank or nominee (that is, in “street name”), you are considered the beneficial holder of such shares and if you would like to attend the Annual Meeting, you must either (1) write Kate W. Duchene, our Chief Legal Officer, at 17101 Armstrong Avenue, Irvine, CA 92614; or (2) bring to the meeting a copy of your brokerage account statement or a “legal proxy” (which you can obtain from the broker, bank or nominee that holds your shares). Please note, however, that beneficial owners whose shares are held in “street name” by a broker, bank or nominee may vote their shares at the Annual Meeting only as described below under “Who is entitled to vote at the meeting?”

Who is entitled to vote at the meeting?

Stockholders of record as of the close of business on August 28, 2009, which is known as the record date, are entitled to vote at the Annual Meeting. If you are the beneficial owner of shares held in “street name” through a broker, bank or nominee, the proxy materials are being forwarded to you by your broker, bank or nominee together with a voting instruction card. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank or nominee that holds your shares, giving you the right to vote the shares at the meeting. Even if you plan to attend the Annual Meeting, we recommend that you submit a proxy in advance of the Annual Meeting so that your vote will be counted if you later decide not to attend the Annual Meeting.

How do I vote?

You can vote on matters that properly come before the meeting in one of four ways: by submitting a proxy via the Internet, by telephone, by mail, or by voting in person at the meeting.

If your shares are registered in the name of a bank, brokerage firm or other nominee, you may be eligible to submit voting instructions electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the Broadridge Financial Solutions, Inc. online program. If your bank or brokerage firm is participating in Broadridge’s program, your voting form will provide instructions for such alternative methods of voting. If you submit your proxy via the Internet or by telephone, you do not have to return your voting form by mail.

If your proxy card or voting form does not reference Internet or telephone information, please complete and return the paper proxy card or voting form. Sign and date each proxy card or voting form you receive and return it in the postage-paid envelope. If you are a stockholder of record and return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR election to our Board of Directors of each of the four nominees for director named in Proposal 1 and FOR Proposal 2 to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, as outlined in Section II of this Proxy.

You have the right to revoke your proxy at any time before your shares are actually voted at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy by:

•	notifying our corporate Secretary (Kate W. Duchene) in writing;

•	signing and returning a later-dated proxy card;

•	submitting a new proxy electronically via the Internet or by telephone; or

•	voting in person at the Annual Meeting.

If you are the beneficial owner of shares held in “street name” by a broker, bank or nominee, you may change your vote by submitting new voting instructions to your broker, bank or nominee, or, if you have obtained a legal proxy from your broker, bank or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

Please note that attendance at the Annual Meeting will not by itself constitute revocation of a proxy.

How will voting on any other business be conducted?

Other than the proposals described in Section II of this Proxy Statement, we know of no other business to be considered at the Annual Meeting. However, if any other matters are properly presented at the meeting or any postponement or adjournment thereof, your proxy, if properly submitted, authorizes Kate W. Duchene, our Secretary and Chief Legal Officer, and Nathan W. Franke, our Chief Financial Officer, to vote in their discretion on those matters.

Who will count the vote?

Representatives of American Stock Transfer and Trust Company will serve as the inspector of election at the Annual Meeting and will count the vote.

Who will bear the cost of soliciting votes?

The solicitation of proxies will be conducted by mail, and the Company will bear all attendant costs. These costs would include the expense of preparing and mailing proxy solicitation materials and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials to beneficial owners of the Company’s common stock. The Company may conduct further solicitation personally, telephonically, through the Internet or by facsimile through its officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation. The Company may generate other expenses in connection with the solicitation of proxies.

What does it mean if I receive more than one proxy card or voting form?

It probably means your shares are registered differently and are in more than one account. Please sign and return each proxy card or voting form you receive or, if available, submit your proxy or voting instructions electronically or by telephone by following the instructions set forth on each proxy card or voting form, to ensure that all your shares are voted.

How many shares can vote?

As of the record date, 45,390,518 shares of our common stock were outstanding. Each share of our common stock outstanding and each unvested share of restricted stock with voting rights on the record date is entitled to one vote on each of the four director nominees and one vote on each other matter that may be presented for consideration and action by the stockholders at the Annual Meeting.

What is the voting requirement for each of the above matters?

A plurality of the shares of common stock voted in person or by proxy at the Annual Meeting is required to elect the nominees for directors. A plurality means that the four nominees receiving the largest number of votes represented by shares of our common stock in person or by proxy and entitled to vote at the Annual Meeting will be elected. Each stockholder will be entitled to vote the number of shares of common stock held as of the record date by that stockholder for each director position to be filled. Stockholders will not be allowed to cumulate their votes in the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

For each of the other matters, approval will require the affirmative vote of stockholders holding a majority of those shares present or represented at the meeting and entitled to vote on the matter.

What constitutes a quorum?

A quorum is a majority of the shares of our common stock outstanding on the record date, present in person or by proxy, and entitled to vote at the Annual Meeting. Because there were 45,390,518 eligible votes as of the record date, we will need at least 22,695,260 votes present in person or by proxy at the Annual Meeting for a quorum to exist.

What happens if my shares are held by a broker?

If you are the beneficial owner of shares held in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, that person will nevertheless be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote the shares with respect to “non-discretionary” items (in which case, the shares will be treated as broker non-votes). All proposals outlined in Section II of this Proxy Statement are considered discretionary and may be voted upon by your broker if you do not give instructions.

How will “broker non-votes” and abstentions be treated?

“Broker non-votes” are shares held by brokers for which the broker lacks discretionary power to vote and never received voting instructions from the beneficial owner of the shares. Broker non-votes are counted for purposes of calculating a quorum. However, when the broker notes on the proxy card that it lacks discretionary authority to vote shares on a particular proposal and has not received voting instructions from the beneficial owner, those shares are not deemed to be entitled to vote for the purpose of determining whether stockholders have approved the matter and, therefore, will not be counted in determining the outcome for that particular proposal.

As described above, a properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. For all other proposals, a properly executed proxy marked “ABSTAIN” with respect to the proposal has the same effect as a vote against the matter. In both cases, a properly executed proxy marked “WITHHOLD AUTHORITY” or “ABSTAIN” will be counted for purposes of determining whether a quorum is present.

When must notice of business to be brought before an annual meeting be given and when are stockholder proposals due for the 2010 Annual Meeting?

Advance Notice Procedures.  Under our bylaws, business, including director nominations, may be brought before an annual meeting if it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the discretion of our Board of Directors or by a stockholder entitled to vote who has delivered notice to our corporate secretary (containing certain information specified in our bylaws) not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting (for next year’s annual meeting, no earlier than the close of business on June 24, 2010, and no later than the close of business on July 24, 2010). These requirements are separate from and in addition to the requirements of the U.S. Securities and Exchange Commission (the “SEC”) that a stockholder must meet in order to have a stockholder proposal included in next year’s proxy statement.

Stockholder Proposals for the 2010 Annual Meeting.  If you are submitting a proposal to be included in next year’s proxy statement, you may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by our corporate secretary at our executive offices no later than May 13, 2010.

How do I obtain a copy of the Annual Report on Form 10-K that Resources Connection filed with the SEC?

A copy of the Company’s most recent Annual Report has been included with this proxy material. If you desire another copy of our Annual Report or would like a copy of our Form 10-K, we will provide one to you free of charge upon your written request to our Investor Relations Department at 17101 Armstrong Avenue, Irvine, CA 92614, or from our Investor Relations website at http://ir.resourcesglobal.com.

How may I obtain a separate set of proxy materials?

If you share an address with another stockholder, you may receive only one set of proxy materials (including this Proxy Statement and our Annual Report) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials, please request the additional copies by contacting our Finance Department, Attn: Investor Relations at 17101 Armstrong Avenue, Irvine, California 92614, or by telephone at 714-430-6400. A separate set of proxy materials will be sent promptly following receipt of your request.

If you are a stockholder of record and wish to receive a separate set of proxy materials in the future, or if you are a stockholder at a shared address to which we delivered multiple copies of this Proxy Statement or the Annual Report and you desire to receive one copy in the future, please contact our Finance Department, Attn: Investor Relations at 17101 Armstrong Avenue, Irvine, California 92614, or by telephone at 714-430-6400.

If you hold shares beneficially in street name, please contact your broker, bank or nominee directly if you have questions, require additional copies of this Proxy Statement or the Annual Report, or wish to receive multiple reports by revoking your consent to householding.

The Company’s fiscal year consists of 52 or 53 weeks, ending on the last Saturday in May in each year. The fiscal years ended May 31, 2008 and May 30, 2009 consisted of 53 and 52 weeks, respectively.

SECTION II

PROXY PROPOSALS

1.	ELECTION OF DIRECTORS

Our Board of Directors consists of nine directors. Our Amended and Restated Certificate of Incorporation provides for a classified Board of Directors consisting of three classes of directors, each serving staggered three-year terms. At this year’s Annual Meeting, we will be electing four directors, each to serve a term of three years expiring at our 2012 Annual Meeting and until his or her successor is duly elected and qualified.

Each of the nominees, Donald B. Murray, A. Robert Pisano, Susan J. Crawford and Michael H. Wargotz, is presently a member of our Board of Directors. Mr. Wargotz was first introduced to the Board by a member of our management group. Ms. Crawford was first introduced to the Board by a third-party executive search firm. Messrs. Murray and Pisano have served on the Company’s Board since April 1999 and November 2002, respectively and were most recently elected at the 2006 annual meeting. The Board of Directors, acting upon the recommendation of the Corporate Governance and Nominating Committee, recommends that the stockholders vote in favor of the election of the nominees named in this Proxy Statement to serve as members of our Board of Directors. (See “Nominees” below).

The five directors whose terms do not expire in 2009 are expected to continue to serve after the Annual Meeting until such time as their respective terms of office expire and their successors are duly elected and qualified. (See “Other Directors” below).

If at the time of the Annual Meeting any of the nominees should be unable or decline to serve, the person named as proxy on the proxy card will vote for such substitute nominee or nominees as our Board of Directors recommends, or vote to allow the resulting vacancy to remain open until filled by our Board of Directors, as our Board of Directors recommends. Each of the nominees has consented to be named in this Proxy Statement and to serve if elected.

Following is biographical information about each nominee and each director.

Nominees

The individuals standing for election are:

Donald B. Murray, age 62, founded Resources Connection in June 1996 and served as our Managing Director from inception until April 1999. From April 1999 through May 2008, Mr. Murray served as our Chairman, Chief Executive Officer and President and as one of our directors. On June 1, 2008, Mr. Murray resigned as President and Chief Executive Officer, but remained as Executive Chairman of the Board of Directors. Mr. Murray reassumed the position of Chief Executive Officer on July 22, 2009. Prior to founding Resources Connection, Mr. Murray was Partner-In-Charge of Accounting and Assurance Services for the Orange County, California office of Deloitte & Touche LLP, a professional services firm, from 1988 to 1996. From 1984 to 1987, Mr. Murray was the Partner-In-Charge of the Woodland Hills office of Touche Ross & Co., a predecessor firm to Deloitte & Touche LLP, an office he founded in 1984. Mr. Murray was admitted to the Deloitte & Touche partnership in 1983.

A. Robert Pisano, age 66, is a director of Resources Connection, a position he has held since November 2002. Mr. Pisano is currently the President and Chief Operating Officer of the Motion Picture Association of America, a position he has held since October 1, 2005. He served as the National Executive Director and Chief Executive Officer of the Screen Actors Guild, from September 2001 to April 2005. From August 1993 to August 2001, he was Executive Vice President, then Vice Chairman and Consultant to Metro-Goldwyn-Mayer, Inc. (“MGM”). Prior to joining MGM, Mr. Pisano was Executive Vice President of Paramount Pictures from May 1985 to June 1991, serving as General Counsel and a member of the Office of the Chairman. From 1969 to 1985, Mr. Pisano was an associate and then a partner with the law firm O’Melveny & Myers LLP. Mr. Pisano is also a director of StateNet, a legislative and regulatory reporting service.

Susan J. Crawford, age 62, is a director of Resources Connection, a position she has held since May 2009. A veteran lawyer of 30 years, Ms. Crawford served as a member of the court of appeals bench from 1991 to 2006 and also served as General Counsel of the Army, special counsel to the Secretary of Defense, and Inspector General of the Department of Defense. In February 2007, Ms Crawford was appointed by the Secretary of Defense as the convening authority in charge of the Office of Military Commissions. In her current role, Ms. Crawford oversees the military process and procedures at Guantanamo Bay. Since 2003, Ms. Crawford has served as the Chairperson of the Board of Trustees of Bucknell University, serving on the Trusteeship, Human Resources and Compensation Committees. Ms. Crawford is also a member of the New England Law School Board of Trustees.

Michael H. Wargotz, age 51, is a director of Resources Connection, a position he has held since May 2009. Mr. Wargotz is currently the Co-Chairman of Axcess Luxury and Lifestyle, a business development agency for aspirational and ultra-luxury brands. Previously, he was the Chief Financial Advisor of NetJets, Inc., a leading provider of private aviation services from December 2006 through August 2009. From June 2004 until November 2006, he was a vice president of NetJets. Mr. Wargotz is a founding partner of Axcess Solutions, LLC, a strategic alliance, brand development and partnership marketing consulting firm which originated in 2001. From January 1998 through December 1999, Mr. Wargotz served in a number of executive leadership positions with Cendent Corporation, including President and Chief Executive Officer of its Lifestyle Division, Executive Vice President and Chief Financial Officer of its Alliance Marketing Segment and Senior Vice President, Business Development. Mr. Wargotz currently serves on the Board of Directors of Wyndham Worldwide as Chair of its Audit Committee and a member of its Executive Committee.

The Board of Directors unanimously recommends that stockholders vote FOR each of the nominees set forth above.

Other Directors:

The following persons represent the members of our Board of Directors whose terms of office do not expire until after the Annual Meeting and who are therefore not standing for re-election at the Annual Meeting:

Neil Dimick, age 60, is a director of Resources Connection, a position he has held since November 2003. Prior to joining the Board, Mr. Dimick served as Executive Vice President and Chief Financial Officer of AmerisourceBergen Corporation from August 2001 to May 2002. He served as Senior Executive Vice President and Chief Financial Officer of Bergen Brunswig Corporation, as well as a director and a member of the Board’s Finance, Investment and Retirement committees, for more than five years prior to its merger with AmeriSource Health in 2001. Mr. Dimick began his professional career as a corporate auditor with Deloitte & Touche LLP, a professional services firm. He was a partner with the firm for eight years and served for four years as the National Director of the firm’s Real Estate Industry Division. Mr. Dimick currently also serves on the Board of Directors of HLTH Corporation, where he serves as a member of the Governance and Nominating Committee; WebMD (an approximately 90% owned subsidiary of HLTH Corporation), where he serves as a member of the Audit and Nominating Committees; Thoratec Corporation, where he serves as Chairman of the Board and as a member of the Audit Committee; Mylan Laboratories, Inc., where he serves as a member of the Audit, Finance and Executive Committees; and Alliance Imaging, Inc., where he serves on the Audit and Finance Committees. Mr. Dimick’s term of office as one of our directors expires at the Annual Meeting in 2010.

Jolene Sykes-Sarkis, age 59, is a director of Resources Connection, a position she has held since April 2002. Mrs. Sarkis is currently a private marketing and advertising consultant. Mrs. Sarkis held various positions of responsibility for Time Inc. from 1985 to 2001 in sales and marketing, primarily for Time Inc.’s leading publications which include Time, People, Sports Illustrated, Fortune and Money. Mrs. Sarkis served as Publisher of Fortune from 1996 to 2001 and, additionally, as President of Fortune from 1999 to 2001. Ms. Sarkis’ term of office as one of our directors expires at the Annual Meeting in 2011.

Robert F. Kistinger, age 56, is a director of Resources Connection, a position he has held since August 2006. Currently, Mr. Kistinger is the Chief Operating Officer of Bonita Banana Company. He was formerly President and Chief Operating Officer of the Fresh Group of Chiquita Brands International, Inc. Mr. Kistinger began his career at Chiquita more than 27 years ago and has held numerous senior management positions in accounting, financial analysis and strategic planning roles. Prior to joining Chiquita, Mr. Kistinger was with the accounting firm of Arthur Young & Company for six years and is a certified public accountant and a member of the American Institute of Certified Public Accountants. Mr. Kistinger is a member of the board of executive advisors at the Williams College of Business at Xavier University. Mr. Kistinger’s term of office as one of our directors expires at the Annual Meeting in 2011.

Anne Shih, age 62, is a director of Resources Connection, a position she has held since 2007. Ms. Shih is actively involved in philanthropic endeavors, including serving as vice chair of the Board of Governors of the Bowers Museum in Santa Ana, California. Ms. Shih is a native of Taiwan and a founder and board member of the United Chinese American Association and board member of the Historical and Cultural Foundation of Orange County. She was awarded a Certificate of Special Congressional Recognition from the U.S. Congress for her outstanding and invaluable service to the community. Ms. Shih’s term of office as one of our directors expires at the Annual Meeting in 2011.

Anthony Cherbak, age 55, is a director of Resources Connection, having been elected, effective August 17, 2009, to fill the unexpired term of Karen Ferguson, following her resignation. Also effective August 17, 2009, Mr. Cherbak was named the Company’s President and Chief Operating Officer. Mr. Cherbak previously held the position of Executive Vice President of Operations since July 2005 and President of International Operations since 2008. He joined the Company in July 2005 from Deloitte & Touche LLP, a professional services firm, where he spent the majority of his career as an audit partner in the Orange County, California office. While with Deloitte & Touche LLP, Mr. Cherbak led the firm’s consumer business practice for its Pacific Southwest region and most recently served as the Partner in Charge of the Orange County audit practice. Mr. Cherbak’s term of office as one of our directors expires at the Annual Meeting in 2010.

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR FISCAL YEAR 2010

The Audit Committee of the Board of Directors has appointed the accounting firm of PricewaterhouseCoopers LLP as independent registered public accounting firm to conduct the annual audit of Resources Connection’s financial statements for fiscal year 2010. This matter is nevertheless being submitted to the stockholders to afford them the opportunity to express their views. If this proposal is not approved at the Annual Meeting by the affirmative vote of stockholders holding a majority of the shares present in person or by proxy at the meeting and entitled to vote on this proposal, the Audit Committee intends to reconsider its appointment of PricewaterhouseCoopers LLP as its independent registered public accounting firm.

A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting to answer any questions concerning the independent registered public accounting firm’s areas of responsibility, and will have an opportunity to make a statement if he or she desires to do so.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP.

III. REQUIRED INFORMATION

Executive Officers

The following table sets forth information about our executive officers as of August 22, 2009. Each of our executive officers serves at the pleasure of the Board of Directors:

Name	Age	Position

Donald B. Murray[1]	62	Executive Chairman of the Board of Directors and Chief Executive Officer
Anthony Cherbak[2]	55	President and Chief Operating Officer
Nathan W. Franke	48	Chief Financial Officer and Executive Vice President
Kate W. Duchene	46	Chief Legal Officer, Executive Vice President of Human Resources and Secretary

Nathan W. Franke.  Mr. Franke has held the position of Chief Financial Officer and Executive Vice President since November 2007. Prior to joining Resources, Mr. Franke was with the firm of Deloitte & Touche LLP for more than twenty-two years, most recently as a senior audit partner, working primarily with publicly-traded companies in the consumer and technology industries.

Kate W. Duchene.  Ms. Duchene is our Chief Legal Officer, a position she has held since December 1999. Ms. Duchene is also our Secretary and Executive Vice President of Human

Resources, positions she has held since August 2000. Prior to joining Resources Connection, Ms. Duchene practiced law with O’Melveny & Myers LLP, an international law firm, in Los Angeles, California, specializing in labor and employment matters. Ms. Duchene was with O’Melveny & Myers LLP from October 1990 through December 1999, most recently as a Special Counsel.

For information about executive officers Donald B. Murray and Anthony Cherbak, see descriptions under “Other Directors” in Section II above.

1 Mr. Murray reassumed the position as the Company’s Chief Executive Officer upon the resignation of Thomas D. Christopoul effective July 22, 2009.
2 Mr. Cherbak was named President and Chief Operating Officer effective August 17, 2009. He previously served as the Company’s Executive Vice President of Operations and President of International Operations.

DIRECTOR MEETINGS AND COMMITTEES

Attendance at Meetings

Our Board of Directors met in person or conducted telephonic meetings a total of five times during fiscal year 2009. During that same period, the Board acted three times by unanimous written consent independent of the Board meetings. No director attended fewer than 80% of the aggregate number of meetings held by the Board of Directors and the committees of the Board of Directors on which such director served during fiscal 2009, with the exception of Anne Shih, who was travelling internationally at the request of the Company during October 2008 on the dates set for the Board and Annual Meetings. The Company’s policy is that directors should make themselves available to attend the Company’s Annual Meeting of Stockholders. Five Board members attended our 2008 Annual Meeting.

Director Independence

As required by the Company’s Corporate Governance Guidelines and Committee Charters, our Board of Directors has determined that each of Neil Dimick, A. Robert Pisano, Anne Shih, Jolene Sykes-Sarkis, Robert Kistinger, Susan Crawford and Michael Wargotz is an “independent director” under the NASDAQ Marketplace Rules. Mr. Murray and Mr. Cherbak are currently employed as executive officers of the Company and do not qualify as “independent directors” under the NASDAQ Marketplace Rules. In addition, Mr. Christopoul and Ms. Ferguson were employed as executive officers of the Company during the term of their service on our Board of Directors in fiscal 2009 and, accordingly, did not qualify as “independent directors” during fiscal 2009. A copy of the Company’s Corporate Governance Guidelines and Committee Charters can be found on the Corporate Governance page of the Company’s website at www.resourcesglobal.com. There were no transactions, relationships or arrangements engaged in by these directors which the Company had to consider in making this determination.

Committees of the Board of Directors

Prior to our becoming a public company, our Board of Directors established two standing committees: a Compensation Committee and an Audit Committee. In 2002, the Board established a Nominating Committee as a third standing committee. In April 2003, the Board unanimously approved a restructuring of the committees and established two standing committees: a Corporate Governance, Nominating and Compensation Committee (the “CGN&C Committee”) and an Audit Committee, each composed entirely of directors who are not officers or employees of Resources Connection. On May 4, 2009, the Board of Directors confirmed the election of Susan Crawford and Michael Wargotz to the Board and their acceptance of Committee positions on the CGN&C Committee and Audit Committee, respectively. On June 23, 2009, subsequent to the close of fiscal year 2009, the Board of Directors bifurcated the joint CGN&C Committee. The Company’s Board Committees now consist of (1) an Audit Committee; (2) a Compensation Committee, and (3) a Corporate Governance and Nominating Committee.

Each committee of the Board is comprised entirely of individual directors who meet the independence requirements of the NASDAQ Marketplace Rules and, for members of the Audit Committee, applicable rules of the SEC. The Board of Directors also created a Lead Director role to serve as a representative for the independent directors regarding the communication and resolution of any emergency situation or any conflict with the management of the Company. In this role, the Lead Director also chairs the regular executive sessions of the Board of Directors, which are only attended by independent directors. In fiscal year 2004, the Board appointed A. Robert Pisano to serve as the Lead Director. Mr. Pisano has been reappointed by the Board annually, most recently on August 6, 2009, and continues to serve as Lead Director.

The Board of Directors annually reviews and approves the charter of each of the committees. The Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee Charters were reviewed and approved on August 6, 2009. The Audit Committee Charter, the Compensation Committee Charter and the Corporate Governance and Nominating Committee Charter are available on the Corporate Governance page of the Company’s website at www.resourcesglobal.com.

Corporate Governance, Nominating and Compensation Committee

During fiscal year 2009, the “CGN&C Committee” of our Board of Directors was comprised of three non-employee directors, Jolene Sykes-Sarkis, Susan Crawford and A. Robert Pisano. The Board of Directors has affirmatively determined that each of A. Robert Pisano, Jolene Sykes-Sarkis and Susan Crawford is or was, during their service in 2009, independent under the NASDAQ Marketplace Rules. The CGN&C Committee of the Board met four times in person and four times by telephone during our 2009 fiscal year.

On June 23, 2009, subsequent to the close of fiscal year 2009, the Board of Directors bifurcated the joint CGN&C Committee into a separate Compensation Committee and a separate Corporate Governance and Nominating Committee. The current members of the Compensation Committee are Jolene Sykes-Sarkis (Chairperson), A. Robert Pisano, Neil Dimick and Michael Wargotz and the current members of the corporate Governance and Nominating Committee are A. Robert Pisano (Chairperson), Robert Kistinger, Anne Shih and Susan Crawford. The Board of Directors has affirmatively determined that each of the current members of the Compensation Committee and the Corporate Governance and Nominating Committee is independent under the NASDAQ Marketplace Rules.

Corporate Governance and Nominating Committee

Governance-Related Duties.  The Corporate Governance and Nominating Committee is responsible for overseeing the corporate governance principles applicable to the Company, including the Company’s Code of Business Conduct and Ethics (the “Code”), which is approved by the entire Board of Directors annually. A copy of the Code is available on the Corporate Governance page of the Company’s website at www.resourcesglobal.com. The Corporate Governance and Nominating Committee annually reviews the Company’s compliance with the NASDAQ Marketplace Rules and reports the conclusions of such review to the Board.

Nominating-Related Duties.  The Corporate Governance and Nominating Committee is also responsible for overseeing the process of nominating individuals to stand for election or re-election as directors. In doing so, the Corporate Governance and Nominating Committee reviews and makes recommendations to the Board with respect to the composition of the Board, tenure of Board members, and skills and attributes for new directors. The Corporate Governance and Nominating Committee has also retained a professional executive search firm to assist in the identification and recruitment of independent Board candidates. While the Corporate Governance and Nominating Committee normally is able to identify an ample number of qualified candidates from its own resources and from candidates identified by the professional search firm, it will consider stockholder suggestions of persons to be considered as nominees, as further described below. Any director candidates recommended by the Company’s stockholders will be given consideration by the Corporate Governance and Nominating Committee, consistent with the process used for all candidates and in accordance with the Company’s policy regarding such recommendations.

The Corporate Governance and Nominating Committee’s process for identifying and evaluating director candidates is as follows. As referenced above, the Corporate Governance and Nominating Committee has retained a professional search firm to assist the Corporate Governance and Nominating Committee in managing the overall process, including the identification of director candidates who meet certain criteria set from time to time by the Corporate Governance and Nominating Committee. All potential candidates, whether identified by the search firm, stockholders or Board members, are reviewed by the Corporate Governance and Nominating Committee, our executive officers, and at times by the search firm. In the course of this review, some candidates are eliminated from further consideration because of conflicts of interest, unavailability to attend Board or Corporate Governance and Nominating Committee meetings or other relevant reasons. The Corporate Governance and Nominating Committee then decides which of the remaining candidates most closely match the established criteria, described in the subsequent paragraph, and are therefore deserving of further consideration. The Corporate Governance and Nominating Committee then discusses these candidates, decides which of them, if any, should be pursued, gathers additional information if desired, conducts interviews and decides whether to recommend one or more candidates to the Board of Directors for nomination. The Board discusses the Corporate Governance and Nominating Committee’s recommended candidates, decides if any additional interviews or further background information is desirable and, if not, decides whether to nominate one or more candidates. Those nominees are named in the proxy statement for election by the stockholders at the Annual Meeting (or, if between Annual Meetings, the nominees may be elected by the Board itself).

In order to be recommended by the Corporate Governance and Nominating Committee, a candidate must meet the following minimum qualifications, as described in the Company’s Board of Directors Corporate Governance Guidelines: personal ability, integrity, intelligence, relevant business background, independence, expertise in areas of importance to the Company’s objectives, and sensitivity to the Company’s corporate culture and responsibilities. In addition, the Corporate Governance and Nominating Committee from time to time looks for individuals with specific qualifications so that the Board as a whole may maintain an appropriate mix both of experience, background, expertise and skills, and of age, gender, and ethnic and racial diversity. These specific qualifications may vary from one year to another, depending upon the composition of the Board at that time. As referenced above, the Corporate Governance and Nominating Committee will consider individuals for nomination to stand for election as directors who are recommended to it in writing by any Resources Connection stockholder. Any stockholder wishing to recommend an individual as a nominee for election at the Annual Meeting of stockholders to be held in 2010 should send a signed letter of recommendation, to be received before May 13, 2010, to the following address: Resources Connection, Inc., 17101 Armstrong Avenue, Irvine, CA 92614: Attn: Kate W. Duchene, Chief Legal Officer and Secretary. Recommendation letters must state the reasons for the recommendation and contain the full name and address of each proposed nominee as well as brief biographical information setting forth past and present directorships, employments, occupations and civic activities. Any such recommendation should be accompanied by a written statement from the proposed nominee consenting to be named as a candidate and, if nominated and elected, consenting to serve as a director. The Company’s bylaws include additional requirements regarding nominations of persons at a stockholders’ meeting other than by the Board of Directors. See “Questions & Answers — When must notice of business to be brought before an annual meeting be given and when are stockholder proposals due for the 2010 Annual Meeting?”

Compensation Committee3

Compensation-Related Duties  The Compensation Committee is responsible for discharging the Board of Directors’ responsibilities relating to the compensation of the Company’s executive officers. The Compensation Committee reviews and approves the compensation arrangements, plans, policies and programs that apply to our executive officers. Pursuant to the written charter of the Compensation Committee, its principal responsibilities include, among other things:

•	To review and approve all of the Company’s compensation programs applicable to executive officers, including all forms of salary and grants of bonus and equity compensation;

•	To review and evaluate the Company’s long-term strategy of employee compensation and utilization of different types of compensation plans in consultation with senior management;

•	To review and approve the goals and objectives relevant to the compensation of our Chief Executive Officer, to evaluate the performance of our Chief Executive Officer and to determine the terms of the compensatory agreements and arrangements for our Chief Executive Officer;

•	To approve any new compensation plan or any material change to an existing compensation plan available to executive officers and to make recommendations to the Board of Directors with respect to equity and incentive plans subject to shareholder approval; and

•	To review and approve severance or similar payments to the Company’s executive officers.

The Compensation Committee’s charter permits it to delegate duties and responsibilities to sub-committees or the Company’s management. However, the Compensation Committee has no current intention to delegate any of its authority with respect to determining senior officer compensation to any sub-committee or to management. The Compensation Committee takes into account our Chief Executive Officer’s recommendations regarding the corporate goals and objectives, performance evaluations and compensatory arrangements for the Company’s

3 On June 23, 2009, subsequent to the close of fiscal year 2009, the Board of Directors bifurcated the joint Corporate Governance, Nominating and Compensation Committee into (1) a Compensation Committee and (2) a Corporate Governance and Nominating Committee. The Compensation Committee is now responsible for compensation-related duties as described in this section.

executive officers other than the Chief Executive Officer. In particular, the Compensation Committee considered the Chief Executive Officer’s recommendations regarding the appropriate base salaries and annual incentive compensation opportunity payouts for the Company’s other executive officers for fiscal 2009.

Pursuant to its charter, the Compensation Committee is authorized to retain compensation consultants to assist it in carrying out its duties. The Compensation Committee has the authority to approve any compensation consultant’s fees and other retention terms. During fiscal 2009, the Compensation Committee determined that there was no business need to retain an executive compensation consultant. The Compensation Committee evaluates such retention on an annual basis in light of the business needs of the organization at the relevant time.

Audit Committee

During fiscal 2009, the Audit Committee of our Board of Directors consisted of three non-employee directors. Neil Dimick and Robert Kistinger served as members of the Audit Committee during all of fiscal 2009. A. Robert Pisano served as a member of the Audit committee until May 4, 2009, when he was replaced on the Committee by Michael Wargotz, following Mr. Wargotz’s election to the Board of Directors. The Board of Directors has affirmatively determined that each member of the Audit qualified as independent under the applicable SEC rules and the NASDAQ Marketplace Rules during the period of service in fiscal year 2009 and that each current member of the Audit Committee continues to qualify as independent under such rules. Neil Dimick qualifies as the committee’s financial expert and serves as the Audit Committee Chairperson.

Our Audit Committee operates under a written charter adopted by our Board of Directors. A copy of the written charter of our Audit committee is available to our stockholders on the Corporate Governance page of the Company’s website at www.resourcesglobal.com. The Audit Committee reviews our auditing, accounting, financial reporting and internal control functions and appoints and engages, on behalf of our Board of Directors, the company’s independent registered public accounting firm. The Audit Committee also reviews and approves the provision of services by our independent registered public accounting firm, PricewaterhouseCoopers LLP, as described under the caption “All Other Fees” below, to ensure such services are compatible with maintaining the independence of PricewaterhouseCoopers LLP. In discharging its duties, the Committee:

•	appoints, compensates, retains and oversees the work of the independent registered public accounting firm;

•	reviews and approves the scope of the annual audit and the independent registered public accounting firm’s fees;

•	meets independently with our internal finance staff, our independent registered public accounting firm and our senior management; and

•	consults with our independent registered public accounting firm with regard to the plan of audit, the results of the audit and the audit report and confers with the independent registered public accounting firm regarding the adequacy of internal accounting controls.

The members of our Audit Committee met seven times during our 2009 fiscal year.

Fees

PricewaterhouseCoopers’ charges for fiscal years 2009 and 2008 were as follows:

	2009		2008

Audit Fees	$969,393		$1,032,107
Audit Related Fees	$2,000	(1)	$7,330	(2)
Tax Fees	$0		$0
All Other Fees	$1,500	(3)	$1,500	(3)

(1)	S-8 Registration Statement

(2)	VAT procedures

(3)	Accounting literature subscription

Audit Committee Policy Regarding Pre-Approval of Services of Independent Registered Public Accounting Firm

As set forth in its charter, the Audit Committee has the sole authority to review in advance, and grant any appropriate pre-approval of: (i) all auditing services to be provided by the independent registered public accounting firm and (ii) all non-audit services to be provided by the independent registered public accounting firm as permitted by Section 10A of the Securities Exchange Act of 1934, and in connection therewith to approve all fees and other terms of engagement. Such pre-approval can be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual basis. The pre-approval of non-auditing services can be delegated by the Audit Committee to one or more of its members, but the decision must be presented to the full Audit Committee at the next scheduled meeting. In fiscal 2009 and fiscal 2008, all fees of PricewaterhouseCoopers LLP were pre-approved by the Audit Committee.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will be available to respond to questions. They will be given an opportunity to make a statement if they desire to do so.

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934 or incorporated by reference in any document so filed.

AUDIT COMMITTEE REPORT

To the Board of Directors of Resources Connection, Inc.:

As set forth in more detail in the Audit Committee charter, the Audit Committee’s primary responsibilities fall into three categories:

•	first, the Audit Committee is responsible for monitoring the preparation of and reviewing the quarterly and annual financial reports by the Company’s management, including discussions with management and the Company’s outside independent registered public accounting firm regarding significant accounting and reporting matters;

•	second, the Audit Committee is responsible for the appointment, compensation, retention and oversight of all of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting), as well as determining whether the outside registered public accounting firm is independent (based in part on the annual letter provided to the Company pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the public accounting firm’s communications with the Audit Committee concerning independence); and

•	third, the Audit Committee oversees management’s implementation of effective systems of internal controls.

The Audit Committee has reviewed and discussed with the Company’s management and its independent registered public accounting firm, PricewaterhouseCoopers LLP, the Company’s audited financial statements for the years ended May 26, 2007, May 31, 2008 and May 30, 2009, known as the Audited Financial Statements. Management advised the Audit Committee that the Audited Financial Statements were prepared in accordance with generally accepted accounting principles. In addition, the Audit Committee discussed with PricewaterhouseCoopers LLP the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee also has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with that firm its independence from the Company. The Audit Committee also discussed with the Company’s management and PricewaterhouseCoopers LLP such other matters, and received such assurances from that firm, as the Audit Committee deemed appropriate.

Management is responsible for the Company’s internal controls and the financial reporting process. PricewaterhouseCoopers LLP is responsible for performing an independent audit of the Company’s financial statements and the Company’s internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon.

Based on the foregoing review and discussions and a review of the report of PricewaterhouseCoopers LLP with respect to the Audited Financial Statements, and relying thereon, the Audit Committee recommended to the Company’s Board of Directors the inclusion of the Audited Financial Statements in Resources Connection’s Annual Report on Form 10-K for the fiscal year ended May 30, 2009.

THE AUDIT COMMITTEE

Neil Dimick, Chairperson
Robert Kistinger
Michael Wargotz

Communications with the Board

Our Board of Directors provides a process for stockholders to send communications to the Board of Directors, to individual directors or to groups of directors. Stockholders may communicate with members of the Board of Directors, including non-management directors as a group, or as individuals. Communications should be sent to the Company’s corporate headquarters at 17101 Armstrong Avenue, Irvine, CA 92614, addressed to the attention of the specific group or individual or, if the communication is intended for all non-management directors, to the Chairperson of the Corporate Governance and Nominating Committee, the Chairperson of the Compensation Committee or Chairperson of the Audit Committee and marked “Confidential, Intended for Recipient’s Review Only.” Upon receipt of any such communication, the material is forwarded directly to the addressee. If the communication is not directed to a specific individual, the material is forwarded to the Chairperson of the Audit Committee who reviews the content to determine its relevance and appropriate audience.

DIRECTOR COMPENSATION — FISCAL 2009

The following table presents information regarding the compensation paid during fiscal 2009 to individuals who were members of our Board of Directors at any time during fiscal 2009 and who were not also our employees (referred to herein as “non-employee directors”). The compensation paid to any director who was also one of our employees during fiscal 2009 is presented below in the Summary Compensation Table — Fiscal 2009 and the related explanatory tables. Such employee-directors do not receive separate compensation for service on the Board of Directors.

	Fees Earned		Option
	or Paid in	Stock	Awards
Name	Cash ($)(1)	Awards ($)	($)(2)(3)(4)	Total ($)
(a)	(b)	(c)	(d)	(e)

A. Robert Pisano	35,000	—	49,041	84,041
Neil Dimick	35,000	—	36,711	71,711
Jolene Sykes-Sarkis	35,000	—	36,711	71,711
Robert Kistinger	30,000	—	49,060	79,060
Anne Shih	25,000	—	22,760	47,760
Susan Crawford	30,000	—	1,197	31,197
Michael Wargotz	30,000	—	1,197	31,197

(1)	The amounts reported in Column (b) include the full annual retainer for any non-employee directors who elected to receive stock option grants under the Company’s 2004 Performance Incentive Plan (the “2004 Plan”) in lieu of cash retainers. For our 2009 fiscal year, Mr. Pisano elected to receive his $25,000 annual retainer in the form of fully vested stock options instead of cash and, under the terms described below, was granted 3,086 options on January 2, 2009. Such stock options had a grant date fair value for financial statement reporting purposes equal to $22,956. No portion of the dollar amount recognized for financial statement reporting purposes with respect to this award is included in the Option Award column (Column (d)) above in accordance with the rules of the SEC since the entire amount of the retainer, $25,000, has been included as fees earned in Column (b) above.

(2)	The amounts reported in Column (d) above reflect the aggregate dollar amounts recognized for option awards for financial statement reporting purposes with respect to fiscal 2009 (disregarding any estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions and methodologies used to calculate the amounts reported, please see (i) the discussion of option awards contained in Note 15 (Stock Based Compensation Plans) to the Company’s Consolidated Financial Statements, included as part of the Company’s Annual Report on Form 10-K for the fiscal year ended May 30, 2009, and (ii) similar Stock Based Compensation Plan notes contained in the Company’s Consolidated Financial Statements filed on Form 10-Ks for prior fiscal years as to the option awards granted in those years.

(3)	As described below, each of our continuing non-employee directors was granted an award of 3,000 stock options on January 2, 2009, the first market date of the calendar year. Each such continuing non-employee director’s stock option award had a fair value (for financial statement reporting purposes) equal to $22,316 on the grant date. In connection with their appointment to the Board of Directors in May 2009, Ms. Crawford and Mr. Wargotz each received an initial award of 6,000 stock options and an annual award of 3,000. The grant date fair value for financial statement reporting purposes for each of these initial awards and annual awards was equal to $55,912 and $27,956, respectively. See footnote (2) above for the assumptions used to value these awards.

(4)	The following table presents the aggregate number of outstanding unexercised options held by each of our non-employee directors as of May 30, 2009.

Number of
Director	Options Outstanding

A. Robert Pisano	39,714
Neil Dimick	25,000
Jolene Sykes-Sarkis	26,897
Robert Kistinger	18,000
Anne Shih	12,000
Susan Crawford	9,000
Michael Wargotz	9,000

(5)	Ms. Crawford and Mr. Wargotz were each elected as members of the Board of Directors effective May 4, 2009.

Director Compensation

Compensation for non-employee directors during fiscal 2009 generally consisted of an annual cash retainer, additional fees for serving on committees, or as a committee chairperson, and awards of stock options.

Annual Retainer

The following table sets forth the schedule of annual retainer fees for each non-employee director in effect during fiscal 2009:

Dollar
Type of Fee	Amount

Annual Board Retainer	$25,000
Additional Fee for Service on each committee of the Board of Directors	$5,000
Additional Fee for the Chairpersons of the Audit Committee, the Corporate Governance and Nominating Committee and the Compensation Committee	$5,000

Non-employee directors are also generally reimbursed for out-of-pocket expenses they incur serving as directors.

Stock Option Awards

Annual Grants.  Each continuing non-employee director is currently entitled to receive an annual award of 3,000 stock options on the first market date of the calendar year. Each stock option may be exercised to purchase one share of our common stock at an exercise price equal to the fair market value of the underlying common stock on the grant date. Each continuing non-employee director’s stock option award has a maximum term of ten years, and is subject to a four-year vesting period. Subject to each non-employee director’s continued service, one-fourth of his or her stock option award will vest and become exercisable on each of the first four anniversaries of the grant date. If a non-employee director’s service terminates for any reason, the unvested portion of his or her stock option award will immediately terminate. Vested options will generally remain outstanding and exercisable for three (3) years after a director’s service terminates. Any vested options that are not exercised within the applicable post-termination of service exercise window will terminate.

If there is a corporate transaction such as a dissolution, recapitalization, merger, combination, reorganization, spin-off, exchange of common stock or other similar unusual or extraordinary transaction where the Company does not survive (or does not survive as a public company), each director’s stock option award will become fully vested and exercisable, unless the Board of Directors determines that the vesting of the options should not be accelerated because it has provided for the substitution, assumption, exchange or other continuation of outstanding options. In addition, the Board of Directors has the discretion to accelerate the vesting of each director’s stock option award in connection with a change in control as defined in the 2004 Plan. Any options that become vested in connection with a corporate transaction described above (including a change in control) generally must be exercised prior to the transaction, or they will be “cashed-out” and terminated in connection with the transaction.

Each continuing non-employee director’s stock option award was granted under, and is subject to the terms of, the 2004 Plan. With respect to awards to directors, the plan is administered by the Board of Directors, and the Board of Directors has the ability to interpret and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding stock options to reflect the corporate transactions described above. Directors are not entitled to any dividend equivalent rights on their stock option awards, and stock option awards are generally only transferable to a beneficiary of a director upon his death or as approved by the Board of Directors.

Initial Grants.  Each non-employee director who is newly appointed to the Board of Directors is entitled to a one-time award of 6,000 stock options on the date he or she is first appointed. Non-employee directors’ initial stock option awards become vested in the same manner and according to the same vesting schedule described above for annual grants, and otherwise have the same material terms as annual stock option awards described above.

Elective Grants.  Each non-employee director is given the option to elect to forego his or her annual board retainer (but not other cash fees) and receive an award of stock options instead. These stock options are granted on the date the annual board retainer otherwise would have been paid. The stock option award is equal to that number of shares of common stock determined by dividing the amount of the annual board retainer by the fair market value of a share of our common stock on the grant date, and multiplying the result by two. These elective options are fully vested on the grant date and may be exercised for three years after the director’s service on the board terminates (subject to earlier termination on the option’s expiration date or in connection with a corporate transaction as described above). Otherwise, these elective options have the same material terms as annual stock option awards described above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934, as amended, requires our executive officers (as defined under Section 16), directors and persons who beneficially own greater than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. We are required to disclose any failure of these executive officers, directors and 10% stockholders to file these reports by the required deadlines. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no report on Form 5 was required for such persons, we believe that, for the reporting period covering our 2009 fiscal year, our executive officers and directors complied, on a timely basis, with all their reporting requirements under Section 16(a) for such fiscal year with the exception of a late Form 4 filing for Karen M. Ferguson whose filing was one day late.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section contains a discussion of the material elements of compensation awarded to, earned by or paid to the Company’s principal executive and principal financial officers, and to our three other most highly compensated individuals who were serving as executive officers at the end of our 2009 fiscal year. These individuals are referred to as the “Named Officers” in this Proxy Statement. As noted previously, Mr. Murray served as our Chief Executive Officer prior to fiscal 2009. During fiscal 2009, Mr. Murray served as our Executive Chairman, and Mr. Christopoul served as our President and Chief Executive Officer. Upon Mr. Christopoul’s resignation in July 2009, Mr. Murray resumed the position of Chief Executive Officer.

During our 2009 fiscal year, the Company’s executive compensation programs were determined and approved by the Corporate Governance, Nominating, and Compensation Committee (the “CGN&C Committee”). None of the Named Officers were members of the CGN&C Committee during fiscal 2009. The CGN&C Committee takes into account the Chief Executive Officer’s recommendations regarding the corporate goals and objectives, performance evaluations and compensatory arrangements for the Company’s executive officers other than the Chief Executive Officer. For example, the CGN&C Committee considered the Chief Executive Officer’s recommendations regarding the appropriate base salaries and annual incentive compensation opportunity payouts for the Company’s other executive officers for fiscal 2009. The other Named Officers do not currently have any role in determining or recommending the form or amount of compensation paid to our Named Officers.

On June 23, 2009, the CGN&C Committee was bifurcated into the Compensation Committee and the Corporate Governance and Nominating Committee.

Executive Compensation Program Objectives and Overview

The Company’s current executive compensation programs are intended to achieve three fundamental objectives: (1) attract, motivate, reward and retain high caliber talent; (2) create a meaningful direct relationship between pay and performance; and (3) create appropriate incentives for the executives to maximize stockholder value over time. In structuring our current executive compensation programs, we are guided by the following basic philosophies:

•	“At Risk” Compensation. A significant portion of each executive’s compensation should be “at risk” and tied to the Company’s attainment of our annual and long-term financial and business objectives, including retaining our team-oriented culture.

•	Competitive Compensation. The Company’s executive compensation programs should provide a fair and competitive compensation opportunity that enables us to attract and retain superior executive talent in the global market.

•	Alignment with Stockholder Interests. Executive compensation should be structured to include variable elements that link executives’ financial reward to stockholder return, and executive stock ownership should be encouraged.

As described in more detail below, the material elements of our current executive compensation programs for Named Officers include a base salary, an annual, cash-based incentive compensation opportunity, a long-term equity incentive opportunity and potential severance and other benefits payable in connection with a termination of employment or change in control. We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives, as illustrated by the table below.

Compensation Element	Compensation Objectives Designed to be Achieved

Base Salary	• Attract, motivate, reward and retain high caliber talent

Annual Cash-Based Incentive Compensation Opportunity	• Directly link pay to performance
• Incentivize creation of stockholder value

Long-Term Equity Incentives	• Incentivize creation of stockholder value
• Directly link pay to performance
• Attract, motivate, reward and retain high caliber talent

Severance and Other Benefits Potentially Payable Upon Termination of Employment or a Change in Control	• Attract, motivate, reward and retain high caliber talent

The individual compensation elements are intended to create a total compensation package for each Named Officer that we believe achieves our compensation objectives and provides competitive compensation opportunities relative to companies in our comparative peer group. In 2006, with the help of Mercer Human Resource Consulting, we selected the following eleven companies as our peer group companies for our 2006 fiscal year: Robert Half International, Inc., Hewitt Associates, Inc., MPS Group, Inc., Watson Wyatt Worldwide, Inc., KForce, Inc., Navigant Consulting, Inc., Korn/Ferry International, FTI Consulting, Inc., Heidrick & Struggles International, CRA International, Inc., and Huron Consulting Group, Inc.4 In fiscal year 2009, the Compensation Committee determined that it would continue to rely on the peer review performed in 2006, for purposes of fiscal year 2009 compensation. We believe that these peer group companies are comparable either in terms of product or industry, revenue levels, market capitalization or business model delivery. We believe these peer group companies, which are generally publicly-traded, professional services companies, compete with us for executive talent and provide relevant comparative compensation data for the Company.

Our benchmarking process generally involves comparing the base salaries, annual incentive compensation opportunities, total cash compensation and long-term equity incentive opportunities provided to our Named Officers to similar compensation opportunities provided to comparable executives at our peer group companies. Based on this analysis and other information analyzed by Mercer Human Resource Consulting, using a combination of peer proxy and published survey data, we believe that we have crafted a fair and equitable compensation plan for our Named Officers. All of this data is used by the Committee, not to set specific targets vis-à-vis peer company executives, but to assess as background data in determining what are fair and reasonable pay practices for our executives. Our Company operates what we believe is a more unique compensation program that reinforces a team-based culture and rewards executives more for company and team-based results than particular achievements:

Employment Agreements

During fiscal 2009, the Company entered into new employment agreements with each of the Named Officers other than Mr. Murray. In June 2008, the Company entered into an employment agreement with Mr. Christopoul in connection with his appointment as President and Chief Executive Officer, and in July 2008, the Company entered into employment agreements with each of Mr. Cherbak, Ms. Duchene and Mr. Franke. The Committee believed it was in the best interests of the Company to enter into such agreements with these Named Executives in order to retain them during challenging macroeconomic times. In June 2009, Mr. Murray’s employment agreement was amended and restated in connection with Mr. Murray’s appointment as our Executive Chairman. The specific terms of each of these employment agreements are discussed below under the relevant sections of this proxy statement.

4 The original peer group included Bearing Point, which has since dissolved as an independent public company.

Current Executive Compensation Program Elements

Base Salaries

The Compensation Committee generally reviews the base salary paid to each Named Officer on an annual basis. Under the Named Officer’s employment agreement, the Compensation Committee may increase the Named Officer’s then current base salary based on its review, but it may not reduce the base salary level.

In determining whether base salary increases for fiscal 2009 were appropriate, we considered the base salary increases awarded to our other employees, each Named Officer’s length of service, our financial performance and growth, any minimum base salary amount provided for in a Named Officer’s employment agreement or offer letter, a subjective determination of each Named Officer’s past performance and expected future contributions, and the base salaries and total cash compensation and equity awards earned by comparable executives at our peer group companies (based on their published data). Following this review and analysis, in March 2009, the Committee approved a compensation increase to base salary of 3.8 percent for Mr. Cherbak and Ms. Duchene and 10.0 percent for Mr. Franke, taking each executive’s base salary to $330,000. The Committee approved the modest increases in base salary given the performance contributions of this executive team during the fiscal year and, in light of the peer group data, which showed that the base salaries of our Named Officers are well below median levels for our peer group companies identified above. Mr. Murray’s compensation remained at $583,000, as approved by the Committee in fiscal year 2007. Column (c) of the Summary Compensation Table — Fiscal 2009 shows the base salary paid to each Named Officer for fiscal 2009.

Annual Incentive Compensation Opportunity

For fiscal 2009, Mr. Christopoul’s employment agreement provided that his target bonus would be 75% of his base salary and his maximum bonus would be 225% of his base salary. The Committee approved these incentive bonus metrics because they aligned pay for performance and, if achieved, provided for a total, annual cash compensation within competitive ranges for the peer group. None of the other Named Officers was entitled to a pre-set target bonus level pursuant to their employment agreements or otherwise. Instead, as in prior years, the Compensation Committee established an executive incentive bonus plan for our 2009 fiscal year in which the Named Officers were eligible to participate. The executive incentive bonus plan sets forth each Named Officer’s target annual incentive compensation opportunity and the overall bonus structure and mechanics for the fiscal year.

The Compensation Committee set each Named Officer’s target and maximum annual incentive compensation opportunity for our 2009 fiscal year as a percentage of his or her base salary. The Named Officer’s target and maximum bonus percentages were generally determined based on several factors, including comparable bonus opportunities in effect at our peer group companies (based on their published data), total cash compensation and equity awards earned by comparable executives at our peer group companies (based on their published data), internal comparability with percentage targets of other executives within the Company, and the Company’s objective of creating appropriate incentives to reinforce our team-based management culture and maximize stockholder value.

Mr. Murray’s fiscal 2009 target annual incentive compensation opportunity was set at 65% of his base salary, and his maximum incentive compensation opportunity was set at 200% of his base salary. The fiscal 2009 target annual incentive compensation opportunities for the other Named Officers were set at 50% of their respective base salaries, while their maximum incentive compensation opportunities were equal to 150% of their respective base salaries.

Under the executive incentive bonus plan, each Named Officer’s annual incentive compensation opportunity has a quantitative component and a discretionary component. The quantitative component constitutes 75% of each Named Officer’s target annual incentive compensation opportunity and is determined based on the Company’s revenue and net income growth for the fiscal year as compared with performance targets established by the Compensation Committee. The Company selected these performance measures for the bonus plan because we believe they are closely correlated to our annual business objectives and growth in stockholder value, and are straightforward to administer and communicate. The Company considers the specific revenue and net income targets to be confidential, commercial and financial information, the disclosure of which could result in competitive harm to the Company. The

Company also believes that the incentive bonus formula, as designed with a finite cap, provides our shareholders clear disclosure regarding the range of annual, cash-based award achievable by the Named Officers.

Under the plan, the Company must achieve at least 85% of the revenue performance target for the Named Officers to receive any payment in respect of the quantitative component of their annual incentive compensation opportunity. If this revenue performance threshold is achieved, the first 50% of the quantitative component will be come payable based on the Company’s revenue for the fiscal year and the other 50% of the quantitative component will become payable based on the Company’s net income for the fiscal year. For each quantitative performance measure, a threshold payment will be made at Company performance levels equal to 85% of the target amounts, the target payment will be made if the Company achieves the target performance level, and the maximum payment will be made if the Company achieved performance levels equal to 140% or more of the target performance levels. For each performance measure, the threshold payout is equal to 30% of the target annual incentive compensation opportunity attributable to the performance measure, the target payout is equal to 100% of such target amount attributable to the performance measure and the maximum payout is equal to 300% of the target amount attributable to the performance measure. The amounts payable for performance levels in between the threshold, target and maximum performance levels are determined based on a straight line interpolation.

The remaining 25% of each Named Officer’s target annual incentive compensation opportunity is determined based on discretionary factors determined by the Compensation Committee. Such factors include the Company’s financial performance for the year against plan, the individual Named Officer’s performance for the year, whether any Named Officer completed any special projects or transactions during the year and other qualitative performance assessments. The Company believes this mix of predominantly quantitative components coupled with a smaller discretionary component allows the Company to achieve its compensation objectives.

In fiscal year 2009, the Committee determined that the revenue performance thresholds identified in the bonus plan were not met, and accordingly, no payments were made to the Named Officers in respect of the quantitative components. The Committee did award the maximum discretionary amount to Mr. Christopoul in the amount of $281,250. This award was equal to 100% of his target amount and was equal to 56% of his base salary given his efforts during the challenging macroeconomic environment during the 2009 fiscal year. The Committee awarded the maximum discretionary bonus amount of $123,750 to Mr. Cherbak, Ms. Duchene and Mr. Franke based upon their performance results during the fiscal year and the successful completion of certain project goals. This amount was equal to 37.5% of their respective base salaries. In addition, the Committee approved supplemental awards to Mr. Cherbak, Ms. Duchene and Mr. Franke, in the amount of $76,250, $73,750 and $73,750, respectively, following Mr. Murray’s decision to waive his discretionary award, which had been accrued and was owing to him pursuant to the terms of the bonus plan. Mr. Murray instructed the Committee that he intended to waive his receipt of the discretionary award and recommended that it be redistributed to the Named Officers above. The Committee approved the reallocation in recognition of the qualitative contributions made by the Named Officers during the challenging, macroeconomic environment.

The amounts paid to each Named Officer in respect of the discretionary component of his or her annual incentive compensation opportunity are presented in Column (d) of the Summary Compensation Table — Fiscal 2009 below.

Long-Term Equity Incentive Awards

The Company’s view is that the Named Officers’ long-term compensation should be directly linked to the value provided to our stockholders. The Named Officers’ long-term compensation is currently awarded in the form of nonqualified stock options having an exercise price equal to the closing price of the Company’s common stock on the grant date. Stock options are our preferred form of equity award because the options will not have any value unless the shares of the Company’s common stock appreciate in value following the grant date. In order to maximize the Company’s tax deduction in respect of employee stock options, the Company’s policy is currently only to grant nonqualified options where the “spread” value on exercise is generally deductible by the Company. Incentive stock options, where this same spread value is generally not deductible, are not currently being granted even though these awards are permitted to be granted under the 2004 Plan.

Stock option grants to our Named Officers typically vest in a series of installments over a four-year vesting period. We believe this four-year vesting period provides an incentive for the Named Officers to remain in our employ, and also focuses the Named Officers on the long-term performance and business objectives of the Company for the benefit of our stockholders. We believe the four-year vesting period strikes an appropriate balance between the interests of the Company, our stockholders and the individual Named Officers in terms of the incentive, value creation and compensatory aspects of these equity awards.

We considered several factors when determining the size of each Named Officer’s fiscal 2009 stock option award. These factors included (i) the Company’s and the individual Named Officer’s performance during our fiscal year, (ii) the total cash compensation paid to the Named Officers in our 2008 fiscal year, (iii) the number and value of options previously granted, (iv) dilution effects on our stockholders and ensuring that an appropriate number of shares would be available for option awards to less-senior employees, (v) the number and value of long-term equity awards made to comparable executives at our peer group companies (based on their published data) and (vi) ensuring that the Named Officers were provided with total long-term equity compensation and total compensation amounts that we thought were appropriate and competitive. We believe the size of each Named Officer’s stock option award is consistent with our compensation objectives of paying for performance and putting a significant portion of total compensation “at risk.” The number of options granted to each Named Officer during fiscal 2009 and the grant-date fair value of these options as determined under FAS 123R for purposes of the Company’s financial statements is presented in the “Grants of Plan-Based Awards in Fiscal 2009” table below. A description of the material terms of the fiscal 2009 stock option awards is presented in the narrative section following the “Grants of Plan-Based Awards in Fiscal 2009” table below.

Perquisites

Our Named Officers received an automobile allowance during fiscal 2009, but we did not otherwise provide the Named Officers with any perquisites or personal benefits. We do not believe that perquisites or personal benefits were a material element of our executive compensation program for fiscal 2009.

Severance and Other Benefits

The Company believes that severance protections can play a valuable role in attracting and retaining high caliber talent. In the competitive professional services industry that we operate in, where executives are commonly being recruited by both more established companies and by start-up ventures, severance and other termination benefits are an effective way to offer executives financial security to offset the risk of foregoing an opportunity with another company. Pursuant to their employment agreements in effect during fiscal year 2009, each of the Named Officers would be entitled to severance payments if their employment was terminated by the Company without cause or by the executive for good reason. Because we believe that a termination by an executive for good reason (or constructive termination) is conceptually the same as an actual termination by the Company without cause, we believe it is appropriate to provide severance benefits following such constructive termination of the executive’s employment. The level of each Named Officer’s severance benefits differs because, consistent with our objective of utilizing severance benefits to attract and retain executives, we generally provide each Named Officer with amounts and types of severance benefits that we believe will permit us to attract and/or continue to employ the individual Named Officer. For example, Mr. Murray, who was our Executive Chairman and Mr. Christopoul, who was our President and Chief Executive Officer at the time the contracts were entered into, were entitled to greater severance benefits than our other Named Officers because of their value and importance to the Company.

Under the Named Officers’ employment agreements in effect at the end of fiscal 2009, the executive would be entitled to reimbursement for the full amount of any excise taxes imposed on his or her severance benefits and any other payments under Section 4999 of the Internal Revenue Code. We provide the Named Officers with a “gross-up” for any parachute payment excise taxes that may be imposed because we determined the appropriate level of the executives’ severance protections without factoring in the adverse tax effects that may result under Section 4999 of the Internal Revenue Code. The excise tax gross-up is intended to make the executive whole for any adverse tax consequences that he or she may become subject to under Section 4999 of the Internal Revenue Code, and to preserve the level of his severance protections that we have determined to be appropriate.

Section 162(m) Policy

Under current IRS guidance, Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any year to the corporation’s chief executive officer and certain of its other executive officers. However, Section 162(m) exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Compensation Committee considers the anticipated tax treatment to the Company and to the executives of various payments and benefits. To the extent reasonably practicable and consistent with our compensation objectives, the Compensation Committee will generally take action to qualify executive compensation as performance-based under Section 162(m), except in those limited cases in which the Compensation Committee believes stockholder interests are best served by retaining flexibility. However, we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible. We have intended to structure stock option grants to the Company’s executive officers under the 2004 Plan as qualifying performance-based compensation for Section 162(m) purposes. However, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Company’s efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

The following report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934 or incorporated by reference in any document so filed.

COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has certain duties and powers as described in its charter. The Compensation Committee is currently composed of the four non-employee directors named at the end of this report, each of whom is independent as defined by NASDAQ listing standards.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and our discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement.

The Compensation Committee of the Board of Directors5

Jolene Sykes-Sarkis, Chairperson
A. Robert Pisano
Neil Dimick
Michael Wargotz

COMPENSATION COMMITTEE
INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee members whose names appear on the Compensation Committee Report above served as members of the CGN&C Committee for all of our 2009 fiscal year, with the exception of Mr. Dimick and Mr. Wargotz, who were named to the Compensation Committee effective June 23, 2009, when the CGN&C was bifurcated into a Compensation Committee and a Corporate Governance and Nominating Committee. Ms. Crawford was named to the CGN&C Committee upon her appointment to the Board of Directors effective May 4, 2009 and served on that committee until June 23, 2009. No member of the CGN&C Committee at any time during the 2009

5 Effective June 23, 2009, the Corporate Governance, Nominating and Compensation Committee (the “CGN&C Committee”) was bifurcated into (1) a Compensation Committee and (2) a Corporate Governance and Nominating Committee.

fiscal year was an executive officer or employee of the Company during or prior to the 2009 fiscal year, or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the CGN&C Committee during our 2009 fiscal year.

SUMMARY COMPENSATION TABLE — FISCAL 2009

The following table presents information regarding compensation of our Named Officers for services rendered during fiscal 2009. To the extent any Named Officers were also named officers for fiscal 2008 and fiscal 2007, compensation information for fiscal 2008 and fiscal 2007 is also presented for such Named Officers.

							Change
							in Pension
							Value and
						Non-Equity	Nonqualified
				Stock	Option	Incentive Plan	Deferred	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation	Total
Position	Year	($)	($)(1)	($)(2)	($)(2)	($)(3)	Earnings	($)(4)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Donald B. Murray	2009	583,000	-0-	-0-	788,647	-0-	-0-	19,592	1,391,239
Chief Executive Officer(5)	2008	583,000	291,500	-0-	1,021,735	218,625	-0-	12,375	2,127,235
	2007	583,000	291,500	-0-	988,672	379,779	-0-	12,036	2,254,987
Anthony Cherbak	2009	320,769	200,000	121,399	205,866	-0-	-0-	19,592	867,626
President and Chief Operating	2008	318,000	119,250	126,167	174,695	89,756	-0-	459	828,327
Officer(6)	2007	318,000	109,250	133,645	91,191	156,713	-0-	-0-	808,799
Kate W. Duchene	2009	320,769	197,500	-0-	253,746	-0-	-0-	19,592	791,607
Executive Vice President of	2008	318,000	119,250	-0-	328,139	89,756	-0-	3,375	858,520
Human Resources and Chief Legal Officer	2007	318,000	119,250	-0-	325,898	156,713	-0-	2,475	922,336
Nathan W. Franke	2009	306,923	197,500	-0-	65,431	-0-	-0-	19,592	589,446
Executive Vice President and CFO	2008	155,769	56,250	-0-	15,244	42,338	-0-	1,413	271,014
Thomas D. Christopoul	2009	500,000	281,250	-0-	442,767	-0-	-0-	15,000	1,239,017
Former President & Chief Executive Officer(7)

(1)	The amounts reported in Column (d) above represent amounts earned in respect of the discretionary component of the Named Officers’ annual incentive compensation opportunity for the applicable fiscal year. Such earned amounts are paid in the fiscal year following the fiscal year in which they were earned. As described in the Compensation Discussion and Analysis above, Mr. Murray waived his discretionary award in favor of distribution to certain members of the executive team to reflect their significant effort in extraordinary times.

(2)	The amounts reported in Column (e) and Column (f) above reflect the aggregate dollar amounts recognized for stock and option awards for financial statement reporting purposes with respect to the indicated fiscal year. For purposes of this calculation, we have disregarded any estimate of forfeitures related to service-based vesting conditions and have only taken into account actual forfeitures to the extent permitted under SEC rules. No Named Officers forfeited any stock awards or option awards during fiscal 2009. For a discussion of the assumptions and methodologies used to calculate the amounts reported, please see (i) the discussion of option and restricted stock awards contained in Note 15 (Stock Based Compensation Plans) to the Company’s Consolidated Financial Statements, included as part of the Company’s Annual Report on Form 10-K for the fiscal year ended May 30, 2009, and (ii) similar Stock Based Compensation Plan notes contained in the Company’s Consolidated Financial Statements filed on Form 10-Ks for prior fiscal years as to the option and restricted stock awards granted in those years.

(3)	The amounts reported in Column (g) above represent amounts earned in respect of the quantitative component of the Named Officers’ annual incentive compensation opportunity for the applicable fiscal year. Such earned amounts are paid in the fiscal year following the fiscal year in which they were earned.

(4)	The amounts reported for fiscal 2009 in Column (i) for Mr. Murray, Mr. Cherbak, Ms. Duchene and Mr. Franke include an automobile allowance of $12,692 and a matching contribution under the Company’s 401(k) plan of $6,900. The amount reported for Mr. Christopoul reflects an automobile allowance of $15,000.

(5)	Effective June 1, 2008, Mr. Murray, relinquished his positions as the Company’s President and Chief Executive Officer to become the Executive Chairman of the Company’s Board of Directors in FY 2009. Upon Mr. Christopoul’s resignation on July 22, 2009, Mr. Murray resumed his position as the Company’s Chief Executive Officer and continues to serve as Executive Chairman.

(6)	Mr. Cherbak was promoted to President and Chief Operating Officer on August 17, 2009.

(7)	Mr. Christopoul was named President and Chief Executive Officer effective June 1, 2008, and resigned from those positions effective July 22, 2009.

Compensation of Named Officers

The Summary Compensation Table — Fiscal 2009 above quantifies the value of the different forms of compensation earned by or awarded to our Named Officers during the applicable fiscal years. The primary elements of each Named Officer’s total compensation reported in the table are base salary, an annual incentive compensation opportunity (which has both a discretionary component and a quantitative component) and long-term equity incentives consisting of stock options, and for Mr. Cherbak, shares of restricted stock granted during our 2006 fiscal year in connection with his commencement of employment. Named Officers also received the other benefits listed in Column (i) of the Summary Compensation Table — Fiscal 2009, as further described in footnote (4) to the table.

The Summary Compensation Table — Fiscal 2009 and 2008 should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of each Named Officer’s employment agreement and base salary and the discretionary component of his or her annual incentive compensation opportunity is provided immediately following this paragraph. The Grants of Plan-Based Awards in Fiscal 2009 table and the description of the material terms of the nonqualified stock options granted in fiscal 2009 and of the quantitative component of Named Officers’ annual incentive compensation opportunities that follows it, provides information regarding the stock options and incentive bonus opportunities awarded to the Named Officers for our 2009 fiscal year. The Outstanding Equity Awards at Fiscal 2009 Year-End and Option Exercises and Stock Vested in Fiscal 2009 tables provide further information on the Named Officers’ potential realizable value and actual value realized with respect to their equity awards. The discussion of the potential payments due upon a termination of employment or change in control that follows is intended to further explain the potential future payments that are, or may become, payable to our Named Officers under certain circumstances.

Description of Employment Agreements — Cash Compensation

We have entered into employment agreements with each of the Named Officers. The salary and bonus terms of each agreement are briefly described below. Provisions of these agreements relating to outstanding equity incentive awards and post-termination of employment benefits are discussed below under the applicable sections of this Proxy Statement.

Donald B. Murray.  On June 1, 2008, we entered into an amended and restated employment agreement with Mr. Murray. The amended employment agreement provides for a five-year term of employment expiring March 31, 2009, with the term automatically being extended for one year on each April 1 (commencing with April 1, 2008) unless either party provides notice that the term will not be extended. The agreement provides that Mr. Murray will receive an annualized base salary of $550,000, subject to annual review by the Board of Directors. Based on its review, the Board of Directors has discretion to increase (but not reduce) the base salary each year. The agreement also provides for Mr. Murray to participate in any annual incentive plans maintained by the Company for its global senior management executives generally. In addition, the agreement provides that Mr. Murray is entitled to participate in any retirement, health and welfare and other fringe benefit plans and programs maintained by the Company for its global senior management executives generally.

Anthony Cherbak, Kate W. Duchene and Nathan W. Franke.  On July 15, 2008, we entered into employment agreements with Mr. Cherbak, Ms. Duchene and Mr. Franke. Each of these agreements provides for a three-year term of employment expiring July 31, 2011, with the term automatically being extended for one year on each August 1 (commencing with August 1, 2010) unless either party provides notice that the term will not be extended. Each agreement provides for the executive to receive an annualized base salary of $318,000 (or, in the case of Mr. Franke, $300,000), subject to annual review by the Board of Directors. The Chief Executive Officer, in consultation with the Board of Directors, has discretion to increase (but not reduce) the executive’s base salary each year. Each agreement also provides for the executive to participate in any annual incentive plans maintained by the Company for its global senior management executives generally. In addition, each agreement provides that the executive is entitled to participate in any retirement, health and welfare and other fringe benefit plans and programs maintained by the Company for its global senior management executives generally.

Thomas D. Christopoul.  On June 1, 2008, we entered into an employment agreement with Mr. Christopoul. The employment agreement provides for a three-year term of employment expiring June 1, 2011, with the term automatically being extended for one year on each June 1 (commencing with June 1, 2011) unless either party provides notice that the term will not be extended. The agreement provides that Mr. Christopoul will receive an annualized base salary of $500,000, subject to annual review by the Board of Directors. Based on its review, the Board of Directors has discretion to increase (but not reduce) the base salary each year. The agreement also provides for Mr. Christopoul to participate in any annual incentive plans maintained by the Company for its global senior management executives generally, including participation in the Company’s fiscal 2009 bonus plan with a target award of 75% of base salary and a maximum award of 225% of base salary. In addition, the agreement provides that Mr. Christopoul is entitled to participate in any retirement, health and welfare and other fringe benefit plans and programs maintained by the Company for its global senior management executives generally.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2009

The following table presents information regarding the (i) nonqualified stock options that were granted to the Named Officers during our 2009 fiscal year under our 2004 Plan and (ii) potential threshold, target and maximum amounts payable in respect of the quantitative component of the Named Officers’ annual incentive compensation opportunity for our 2009 fiscal year. The material terms of each of these compensation opportunities are described below.

							All Other
							Option
					All Other Stock		Awards:	Exercise	Grant Date
		Estimated Potential Payouts			Awards: Number		Number of	or Base	Fair Value
		Under Non-Equity			of Shares		Securities	Price of	of Stock and
		Incentive Plan Awards(1)			of Stock		Underlying	Option	Option
	Grant	Threshold	Target	Maximum	or Units	Stock or Units	Options	Awards	Awards
Name	Date	($)	($)	$	($)	(#)	(#)	($/Sh)	($)(2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Donald B. Murray	—	85,246	284,213	874,500	—	—	—	—	—
	2/19/09	—	—	—	—	—	90,000	14.48	602,568
Thomas D Christopoul	—	84,375	281,250	843,750	—	—	—	—	—
	2/19/09	—	—	—	—	—	90,000	14.48	602,568
Nathan W. Franke	—	37,125	123,750	371,250	—	—	—	—	—
	2/19/09	—	—	—	—	—	49,500	14.48	331,412
Kate W. Duchene	—	37,125	123,750	371,250	—	—	—	—	—
	2/19/09	—	—	—	—	—	49,500	14.48	331,412
Anthony Cherbak	—	37,125	123,750	371,250	—	—	—	—	—
	2/19/09	—	—	—	—	—	51,750	14.48	346,476

(1)	Amounts reported represent the potential amounts payable for our 2009 fiscal year in respect of the quantitative component of the Named Officers’ annual incentive compensation opportunity at threshold, target and maximum performance levels. The actual amounts payable to each Named Officer for our 2009 fiscal year in respect of this component of his or her annual incentive compensation opportunity are reported in Column (g) (Non-Equity Incentive Plan Compensation) of the Summary Compensation Table above.

(2)	For a discussion of the assumptions and methodologies used to calculate the amounts reported, please see the discussion of nonqualified option awards contained in Note 15 (Stock Based Compensation Plans) to the Company’s Consolidated Financial Statements, included as part of the Company’s Annual Report on Form 10-K for the fiscal year ended May 30, 2009.

Description of Plan-Based Awards

Nonqualified Options.  Each stock option granted during fiscal 2009 may be exercised to purchase one share of our common stock at an exercise price equal to the fair market value of the underlying common stock on the grant date. Each Named Officer’s stock option award has ordinary maximum term of ten years, and is subject to a four-year vesting period. Subject to each Named Officer’s continued employment, one-fourth of his or her stock option award will vest and become exercisable on each of the first four anniversaries of the grant date. The Named Officers’ stock option awards may also become vested under the circumstances described in the Potential Payments Upon Termination or Change in Control section below. Upon a Named Officer’s termination of employment, the unvested portion of his or her stock option award (after giving effect to any vesting occurring in connection with the termination of employment) will immediately terminate. Vested options will generally remain outstanding and exercisable for three months after a Named Officer’s termination of employment, although this period may be extended or reduced depending on the circumstances of the termination of employment. Any vested options that are not exercised within the applicable post-termination of employment exercise window will terminate, and both vested and unvested options will immediately terminate upon a Named Officer’s termination of employment for cause.

Pursuant to the terms of the 2004 Plan, if there is a corporate transaction such as a dissolution, recapitalization, merger, combination, reorganization, spin-off, exchange of common stock or other similar unusual or extraordinary transaction where the Company does not survive (or does not survive as a public company), each Named Officer’s stock option award will become fully vested and exercisable, unless the Compensation Committee determines that the vesting of the options should not be accelerated because it has provided for the substitution, assumption, exchange or other continuation of outstanding options. In addition, the Compensation Committee has the discretion under the 2004 Plan to accelerate the vesting of each Named Officer’s (and other employees’) stock option award in connection with a change in control as defined in the 2004 Plan and the Named Officers may also become vested in their stock options upon such a change in control under the circumstances described in the Potential Payments Upon Termination or Change in Control section below. Any options that become vested in connection with a corporate transaction described above (including a change in control) generally must be exercised prior to the transaction, or they will be “cashed-out” and terminated in connection with the transaction.

Each Named Officer’s stock option award was granted under, and is subject to the terms of, the 2004 Plan. The 2004 Plan is administered by the Compensation Committee, and the Compensation Committee has the ability to interpret and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding stock options to reflect the corporate transactions described above, and making provision to ensure that participants satisfy any required withholding taxes.

The Named Officers are not entitled to any dividend equivalent rights on their stock option awards, and stock option awards are generally only transferable to a beneficiary of a Named Officer upon his or her death or as approved by the Compensation Committee.

Non-Equity Incentive Plan Awards.  For information on the non-equity incentive plan award granted to our named officers for fiscal 2009, please see the discussion under “Compensation Discussion and Analysis — Annual Incentive compensation Opportunity” above.

OUTSTANDING EQUITY AWARDS AT FISCAL 2009 YEAR-END

The following table presents information regarding the outstanding equity awards held by each Named Officer as of the end of our 2009 fiscal year on May 30, 2009.

		Number of	Number of			Number of
		Securities	Securities			Shares or	Market Value
		Underlying	Underlying			Units of	of Shares or
		Unexercised	Unexercised	Option	Option	Stock that	Units of Stock
		Options	Options	Exercise	Expiration	Have not	that Have not
		(#)	(#)	Price	Date	Vested	Vested
Name	Grant Date	Exercisable(1)	Unexercisable(2)	($)	(3)	(#)(4)	($)(5)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Donald B. Murray	1/10/2001	20,000	0	$8.82	1/10/2011	—	—
	4/1/2002	150,000	0	$14.33	4/1/2012	—	—
	2/14/2003	75,000	0	$8.27	2/14/2013	—	—
	7/30/2003	75,000	0	$11.96	7/30/2013	—	—
	2/23/2004	150,000	0	$15.38	2/23/2014	—	—
	2/10/2005	75,000	0	$24.46	2/10/2015	—	—
	2/17/2006	56,250	18,750	$27.41	2/17/2016	—	—
	2/1/2007	33,750	33,750	$31.80	2/1/2017	—	—
	3/27/2008	8,438	25,312	$17.89	3/27/2018	—	—
	2/19/2009	0	90,000	$14.48	2/19/2019	—	—
Thomas D. Christopoul	1/26/2006	6,750	2,250	$28.95	1/26/2016	—	—
	1/3/2007	1,500	1,500	$32.35	1/3/2017	—	—
	1/2/2008	3,599	2,250	$17.55	1/2/2018	—	—
	6/2/2008	0	150,000	$20.46	6/2/2018	—	—
	2/19/2009	0	90,000	$14.48	2/19/2019	—	—
Anthony Cherbak	7/1/2005	18,750	6,250	$23.49	7/1/2015	—	—
	2/1/2007	11,250	11,250	$31.80	2/1/2017	—	—
	3/27/2008	2,813	8,437	$17.89	3/27/2018	—	—
	2/19/2009	0	51,750	$14.48	2/19/2019	—	—
	7/11/2005	—	—	—	—	10,000	$185,300
Kate W. Duchene	1/10/2001	34,172	0	$8.82	1/10/2011	—	—
	2/14/2003	6,250	0	$8.27	2/14/2013	—	—
	7/30/2003	25,000	0	$11.96	7/30/2013	—	—
	2/23/2004	50,000	0	$15.38	2/23/2014	—	—
	2/10/2005	25,000	0	$24.46	2/10/2015	—	—
	2/17/2006	18,750	6,250	$27.41	2/17/2016	—	—
	2/1/2007	11,250	11,250	$31.80	2/1/2017	—	—
	3/27/2008	2,813	8,437	$17.89	3/27/2018	—	—
	2/19/2009	0	49,500	$14.48	2/19/2019	—	—
Nathan W. Franke	1/2/2008	6,250	18,750	$17.55	1/2/2018	—	—
	2/19/2009	0	49,500	$14.48	2/19/2019	—	—

(1)	All exercisable options are currently vested.

(2)	All unexercisable options are currently unvested. Subject to each Named Officer’s continued employment, these options are scheduled to become vested over a four-year period, with one-fourth of each option grant becoming vested on each of the first four anniversaries of the grant date. As described in the “Potential Payments Upon Termination or Change in Control” section below, all or a portion of each option grant may vest earlier in connection with certain corporate transactions (including a change in control) or certain terminations of employment.

(3)	The expiration date shown is the normal expiration date occurring on the tenth anniversary of the grant date, and the latest date that options may be exercised. Options may terminate earlier in certain circumstances, such as in connection with a Named Officer’s termination of employment or in connection with certain corporate transactions, including a change in control.

(4)	Mr. Cherbak’s restricted stock award vests in five substantially equal annual installments on the first five anniversaries of the grant date, subject to his continued employment through each vesting date.

(5)	The aggregate market value of outstanding restricted stock awards is based on the closing price of the Company’s common stock on May 29, 2009 (the last trading day of fiscal 2009).

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2009

The following table presents information regarding the exercise of stock options by the Named Officers during our 2009 fiscal year, and on the vesting during our 2009 fiscal year of restricted stock awards held by the Named Officers.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)(2)
(a)	(b)	(c)	(d)	(e)

Donald B. Murray	—	—	—	—
Anthony Cherbak	—	—	5,000	$97,550
Nathan W. Franke	—	—	—	—
Kate W. Duchene	—	—	—	—
Thomas D. Christopoul	—	—	—	—

(1)	The dollar amounts shown for stock options in Column (c) above equal the differences between (i) the per-share closing price of our common stock on the exercise date and (ii) the exercise price of those options.

(2)	The dollar amounts shown for restricted stock awards in Column (e) above are determined by multiplying (i) the number of shares of restricted stock becoming vested by (ii) the per-share closing price of our common stock on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following section describes the benefits that may become payable to the Named Officers in connection with certain terminations of their employment with the Company and/or a change in control of the Company. All such benefits will be paid or provided by the Company.

For purposes of this section, we have assumed that (i) the price per share of the Company’s common stock is equal to the closing price per share on May 29, 2009 (last trading day of fiscal 2009), (ii) outstanding stock options and restricted shares are substituted or assumed in connection with certain unusual or extraordinary transactions (including a change in control) where the Company does not survive, and the Compensation Committee does not exercise any discretion to otherwise accelerate the vesting of outstanding awards in connection with a change in control, and (iii) the value of any stock options or shares of restricted stock that may be accelerated is equal to the full value of such awards (i.e., the full “spread” value for stock options and the full closing price per share on May 29, 2009 (the last trading day of fiscal year 2009) for restricted stock awards). In the event that outstanding stock options or restricted shares are not substituted or assumed in connection with certain corporate transactions where the Company does not survive (including change in control transactions), these awards would generally become fully vested in advance of, in the case of options and similar awards, being terminated in connection with the transaction.

Severance Benefits in Effect at the End of Fiscal 2009

The following sections describe the severance and/or change in control benefits provided under each of the Named Officers’ employment agreements as in effect at the end of fiscal 2009. Each of these agreements also includes post-termination confidentiality and non-solicitation covenants in favor of the Company.

Donald B. Murray

Termination Without Cause or for Good Reason; Non-Renewal of Agreement Term.  In the event that Mr. Murray’s employment is terminated by the Company without “Cause” or by Mr. Murray for “Good Reason” (as such terms are defined in his employment agreement), or in the event that the Company elects not to extend the term of his employment agreement, Mr. Murray will be entitled to receive a lump sum payment equal to (1) three times his annual base salary rate plus (2) his target annual incentive compensation for the fiscal year in which the termination occurs. In addition, he will be entitled to continued participation in the Company’s group health plans at the Company’s expense for up to three years following his termination and full vesting of his then-outstanding and otherwise unvested stock options and restricted stock awards.

Death or Disability.  In the event that Mr. Murray’s employment terminates due to his death or disability, he (or his estate) will be entitled to receive a prorated portion of his target annual incentive compensation for the fiscal year in which the termination occurs.

Change in Control.  In the event that any of Mr. Murray’s payments or benefits would be subject to excise taxes under Section 4999 of the U.S. Internal Revenue Code, the Company will make a “gross-up” payment to put Mr. Murray in the same after-tax position as though such payments or benefits were not subject to such excise taxes.

Anthony Cherbak, Kate W. Duchene and Nathan W. Franke

Termination Without Cause or for Good Reason; Non-Renewal of Agreement Term.  In the event that the executive’s employment is terminated by the Company without “Cause” or by the executive for “Good Reason” (as such terms are defined in the employment agreement), the executive will be entitled to receive a lump sum payment equal to three and one-half times his or her annual base salary rate. In addition, the executive will be entitled to continued participation in the Company’s group health plans at the Company’s expense for up to two years following his or her termination and full vesting of his or her then-outstanding and otherwise unvested stock options and restricted stock awards. In the event that the Company elects not to extend the term of the executive’s employment agreement, the executive would be entitled to the benefits set forth above except that the lump sum payment would equal two times his or her annual base salary rate. The executive’s right to receive any of these severance benefits is subject to the executive’s providing a release of claims to the Company.

Death or Disability.  In the event that the executive’s employment terminates due to his or her death or disability, the executive (or his or her estate) will be entitled to receive a prorated portion of his or her target annual incentive compensation for the fiscal year in which the termination occurs. In addition, the executive would be entitled to full vesting of his or her then-outstanding and otherwise unvested equity-based awards.

Change in Control.  If a change of control (as such term is defined in the 2004 Plan) of the Company occurs, the executive would be entitled to full vesting of his or her then-outstanding and otherwise unvested equity-based awards. In the event that any of the executive’s payments or benefits would be subject to excise taxes under Section 4999 of the U.S. Internal Revenue Code, the Company will make a “gross-up” payment to put the executive in the same after-tax position as though such payments or benefits were not subject to such excise taxes.

Thomas D. Christopoul

The following section describes the severance and change in control provisions of Mr. Christopoul’s employment agreement as in effect at the end of fiscal 2009. As noted above, Mr. Christopoul resigned as our President and Chief Executive Officer in July 2009. Under the terms of a severance and release agreement he entered into with the Company, he received the severance benefits generally described below under “Termination Without Cause or for Good Reason.”

Termination Without Cause or for Good Reason; Non-Renewal of Agreement Term.  In the event that Mr. Christopoul’s employment is terminated by the Company without “Cause” or by the executive for “Good Reason” (as such terms are defined in the employment agreement), Mr. Christopoul will be entitled to receive a lump sum payment equal to seven times his annual base salary rate. In addition, Mr. Christopoul will be entitled to continued participation in the Company’s group health plans at the Company’s expense for up to three years following his termination and full vesting of his then-outstanding and otherwise unvested stock options and restricted stock awards. In the event that the Company elects not to extend the term of Mr. Christopoul’s employment agreement, Mr. Christopoul would be entitled to the benefits set forth above except that the lump sum payment would equal five times his annual base salary rate. Mr. Christopoul’s right to receive any of these severance benefits is subject to his providing a release of claims to the Company.

Death or Disability.  In the event that Mr. Christopoul’s employment terminates due to his death or disability, Mr. Christopoul (or his estate) will be entitled to receive a prorated portion of his target annual incentive compensation for the fiscal year in which the termination occurs. In addition, Mr. Christopoul would be entitled to full vesting of his then-outstanding and otherwise unvested equity-based awards.

Change in Control.  If a change of control (as such term is defined in the 2004 Plan) of the Company occurs, Mr. Christopoul would be entitled to full vesting of his then-outstanding and otherwise unvested equity-based awards. In the event that any of Mr. Christopoul’s payments or benefits would be subject to excise taxes under Section 4999 of the U.S. Internal Revenue Code, the Company will make a “gross-up” payment to put Mr. Christopoul in the same after-tax position as though such payments or benefits were not subject to such excise taxes.

Quantification of Benefits as of End of Fiscal 2009

The following table lists the estimated amounts that would have become payable to the Named Officers described above if their employment was terminated on May 30, 2009, by us without cause, or if they terminated their own employment for a “good reason” on this date. For purposes of calculating the value of any potential gross-up payment payable in connection with a change in control, we have assumed that the change in control occurred on May 30, 2009, and that the named executive’s employment was terminated by us without cause or for a good reason on the same day.

				Continued	Equity	Tax
			Cash	Health	Awards	Gross	Total
Name	Base Salary	Trigger	Severance ($)	Benefits ($)	($)(1)	Up ($)(2)	($)(2)
Donald B. Murray	$583,000	Termination without Cause or for Good Reason Not in Connection with a Change in Control	1,749,000	35,034	380,700	0	2,164,734

		Death or Disability			380,700	0	380,700

		Election by Company Not to Renew	1,749,000	35,034	380,700	0	2,164,734

		Change in Control — No Termination of Employment			380,700	0	380,700

		Termination Without Cause or for Good Reason in Connection with a Change in Control	1,749,000	35,034	380,700	0	2,164,734

Anthony Cherbak	$330,000	Termination without Cause or for Good Reason Not in Connection with a Change in Control	1,155,000	34,317	400,287	0	1,589,604

		Death or Disability			400,287	0	400,287

		Election by Company Not to Renew	660,000	34,317	400,287	0	1,094,604

		Change in Control — No Termination of Employment			400,287	0	400,287

		Termination Without Cause or for Good Reason in Connection with a Change in Control	1,155,000	34,317	400,287	0	1,589,604

Kate W. Duchene	$330,000	Termination without Cause or for Good Reason Not in Connection with a Change in Control	1,155,000	34,317	205,875	0	1,395,192

		Death or Disability			205,875	0	205,875

		Election by Company Not to Renew	660,000	34,317	205,875	0	900,192

		Change in Control — No Termination of Employment			205,875	0	205,875

		Termination Without Cause or for Good Reason in Connection with a Change in Control	1,155,000	34,317	205,875	0	1,395,192

				Continued	Equity	Tax
			Cash	Health	Awards	Gross	Total
Name	Base Salary	Trigger	Severance ($)	Benefits ($)	($)(1)	Up ($)(2)	($)(2)
Nathan W. Franke	$330,000	Termination without Cause or for Good Reason Not in Connection with a Change in Control	1,155,000	30,751	218,850	0	1,404,601

		Death or Disability			218,850	0	218,850

		Election by Company Not to Renew	660,000	30,751	218,850	0	909,601

		Change in Control — No Termination of Employment			218,850	0	218,850

		Termination Without Cause or for Good Reason in Connection with a Change in Control	1,155,000	30,751	218,850	483,269	1,887,870

Thomas D. Christopoul	$500,000	Termination without Cause or for Good Reason Not in Connection with a Change in Control	3,500,000	51,476	364,500	0	3,915,976

		Death or Disability			364,500	0	364,500

		Election by Company Not to Renew	2,500,000	51,476	364,500	0	2,915,976

		Change in Control — No Termination of Employment			364,500	0	364,500

		Termination Without Cause or for Good Reason in Connection with a Change in Control	3,500,000	51,476	364,500	1,846,291	5,762,267

(1)	This column reports the intrinsic value of the unvested portions of the executive’s awards that may accelerate in the circumstances. For options, this value is calculated by multiplying the amount (if any) by which $18.53 (the closing price of our common stock on the last trading day of fiscal 2009) exceeds the exercise price of the option by the number of shares subject to the acceleration portion of the option. For restricted stock awards, this value is calculated by multiplying $18.53 by the number of shares subject to the accelerated portion of the award.

(2)	As noted above, each of the Named Officers would be entitled to a gross-up payment in the event that their benefits would be subject to excise taxes under Section 4999 of the U.S. Internal Revenue Code. We estimate that the payment of the foregoing amounts to each of the Named Officers (including any acceleration of the executive’s equity-based awards that may apply in the circumstances) would not trigger excise taxes under Section 4999, except if Mr. Christopoul’s employment or Mr. Franke’s employment had been terminated by us without cause or they had terminated for good reason in connection with a change in control of the Company as indicated above. (For purposes of this calculation, we have assumed that the executive’s outstanding equity awards would be accelerated and assumed by the successor entity upon the change in control.)

Policy Regarding Treatment of Related Party-Transactions

The Company’s policies and procedures for the review, approval or ratification of related person transactions required to be disclosed pursuant to Item 404 of SEC Regulation S-K are set forth in the written charter of the Audit Committee. Pursuant to its charter, the Audit Committee must review and approve all proposed related person transactions that are subject to disclosure pursuant to Item 404 of SEC Regulation S-K before the Company is permitted to enter into any such transaction.

Relationship With Spectrum Risk Management & Insurance Services

During fiscal 2009, Spectrum Risk Management & Insurance Services (“Spectrum”) earned $124,800 for broker services provided in connection with the Company’s workers’ compensation and professional liability and associated commercial insurance plans. The brother of Kate Duchene, the Company’s Executive Vice President of Human Resources, Chief Legal Officer and Secretary, owns a majority interest in Spectrum. The decision to contract with Spectrum was made by the Finance Department of the Company, which oversees the procurement of the Company’s insurance services and was approved by the Audit Committee. Ms. Duchene was not involved in the selection process.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information about the beneficial ownership of our common stock as of August 22, 2009, for:

•	each person known by the Company who beneficially owns more than five percent of the common stock of the Company;

•	each of our directors;

•	each executive officer named on the Summary Compensation Table; and

•	all current directors and executive officers as a group.

Unless otherwise indicated, the address for each person or entity named below is c/o Resources Connection, Inc., 17101 Armstrong Avenue, Irvine, CA 92614.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and except for community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The percentage of beneficial ownership is based on 45,385,661 shares of common stock outstanding as of August 22, 2009.

	Number of Shares	Percentage of Shares
Directors and Named Officers	Beneficially Owned	Outstanding***

Donald B. Murray(1)	1,890,566	4.1%
Thomas D. Christopoul[6](2)	275,665		*
Kate W. Duchene(3)	239,014		*
Anthony Cherbak(4)	73,263		*
A. Robert Pisano(5)	32,214		*
Jolene Sykes-Sarkis(6)	19,397		*
Neil Dimick(7)	17,500		*
Nathan W. Franke(8)	12,165		*
Robert Kistinger(9)	9,000		*
Anne Shih(10)	7,750		*
Susan Crawford	-0-		*
Michael Wargotz	-0-		*
Executive Officers and Directors as a group (11 persons**)	2,300,869	5.0%

6 Mr. Christopoul resigned from the Company’s Board of Directors and from his position as the Company’s President and Chief Executive Officer effective July 22, 2009.

	Number of Shares	Percentage of
5% Stockholders	Beneficially Owned	Shares Outstanding

Wasatch Advisors, Inc.(11)	4,555,256	10.0%
Wells Fargo & Company and related parties(12)	4,427,338	9.8%
T. Rowe Price Associates Inc.(13)	4,189,100	9.2%
TimesSquare Capital Management, LLC(14)	3,718,602	8.2%
Capital World Investors(15)	3,303,500	7.3%
Waddell & Reed(16)	2,500,001	5.5%
Barclays Global(17)	2,280,725	5.0%

*	Represents less than 1%.

**	As Mr. Christopoul is no longer a Director or Executive Officer, his holdings have not been included in this percentage.

***	We determine beneficial ownership in accordance with the rules of the Securities and Exchange Commission. We deem shares subject to options that are currently exercisable or exercisable within 60 days after August 22, 2009, as outstanding for purposes of computing the share amount and the percentage ownership of the person(s) holding such awards, but we do not deem them outstanding for purposes of computing the percentage ownership of any other person.

(1)	Includes shares owned by Mr. Murray and shares beneficially owned by Mr. Murray in The Murray Family Trust, Donald B. Murray and Carol E. Murray, Trustees; Murray Family Income Trust, Donald B. Murray and Carol E. Murray, Trustees. Mr. Murray is the beneficial owner of 643,438 shares of common stock subject to options exercisable within 60 days of August 22, 2009.

(2)	Mr. Christopoul is the beneficial owner of 251,849 shares of common stock subject to options exercisable within 60 days of August 22, 2009.

(3)	Ms. Duchene is the beneficial owner of 173,235 shares of common stock subject to options exercisable within 60 days of August 22, 2009.

(4)	Includes shares owned by Mr. Cherbak as custodian of a child’s account. Mr. Cherbak is the beneficial owner of 39,063 shares of common stock subject to options exercisable within 60 days of August 22, 2009.

(5)	Mr. Pisano is the beneficial owner of 32,214 shares of common stock subject to options exercisable within 60 days of August 22, 2009.

(6)	Mrs. Sarkis is the beneficial owner of 19,397 shares of common stock subject to options exercisable within 60 days of August 22, 2009.

(7)	Mr. Dimick is the beneficial owner of 17,500 shares of common stock subject to options exercisable within 60 days of August 22, 2009.

(8)	Mr. Franke is the beneficial owner of 6,250 shares of common stock subject to options exercisable within 60 days of August 22, 2009.

(9)	Mr. Kistinger is the beneficial owner of 9,000 shares of common stock subject to options exercisable within 60 days of August 22, 2009.

(10)	Ms. Shih is the beneficial owner of 3,750 shares of common stock subject to options exercisable with 60 days of August 22, 2009.

(11)	According to a Schedule 13G/A filed with the SEC by Wasatch Advisors, Inc., dated April 30, 2009, Wasatch Advisors, Inc. has sole voting power with respect to 4,555,256 shares of common stock and sole dispositive power with respect to 4,555,256 shares of common stock. The address of Wasatch Advisors, Inc., listed in the Schedule 13G/A is 150 Social Hall Avenue, Salt Lake City, UT 84111.

(12)	According to a Schedule 13G/A filed with the SEC by Wells Fargo & Company on its behalf and on behalf of specified subsidiaries, dated January 28, 2009, Wells Fargo & Company has sole voting power with respect to 2,982,711 shares of common stock, sole dispositive power with respect to 4,417,692 shares of common stock and shared dispositive power with respect to 9,646 shares of common stock. According to the 13G/A, such amounts include 4,035,188 shares of common stock beneficially owned by Wells Capital Management Incorporated (“WCMI”), a subsidiary of Wells Fargo & Company, for which WCMI has sole voting power over 1,149,604 shares and sole dispositive power over 4,035,188 shares. The address of Wells Fargo & Company as listed in the Schedule 13G/A is 420 Montgomery Street, San Francisco, CA 94163.

(13)	According to a Schedule 13G/A filed with the SEC by T. Rowe Price Associates, Inc., dated February 13, 2009, T. Rowe Price Associates, Inc. has sole voting power with respect to 1,103,500 shares of common stock and sole dispositive power with respect to 4,189,100 shares of common stock. The address of T. Rowe Price Associates, Inc. listed in the Schedule 13G/A is 100 East Pratt Street, Baltimore, Maryland 21202.

(14)	According to a Schedule 13G/A filed with the SEC by TimesSquare Capital Management, LLC, dated February 9, 2009, TimesSquare Capital Management, LLC, has sole voting power with respect to 3,357,902 shares of common stock and sole dispositive power with respect to 3,718,602 shares of common stock. The address of TimesSquare Capital Management, LLC listed in the Schedule 13G is 1177 Avenue of the Americas — 39th Floor, New York, New York 10036.

(15)	According to a Schedule 13G/A filed with the SEC by Capital World Investors, dated February 6, 2009, Capital World Investors has sole voting power and sole dispositive power with respect to 3,303,500 shares of common stock. The address of Capital World Investors as listed in the Schedule 13G/A is 333 South Hope Street, Los Angeles, CA 90071.

(16)	According to a Schedule 13G/A filed with the SEC by Waddell & Reed Financial, Inc. (“WDR”), Waddell & Reed Financial Services, Inc.(“WRFSI”), Waddell & Reed, Inc.(“WRI”), Waddell & Reed Investment Management Company (“WRIMCO”) and Ivy Investment Management Company (“IICO”), dated February 4, 2009, IICO has sole voting power and dispositive power with respect to 971,183 shares of common stock and WRIMCO has sole voting and dispositive power with respect to 1,528,818 shares of common stock, in each case by virtue of certain investment advisory contracts with respect to securities owned by advisory clients of IICO and WRIMCO. As a result of various relationships described in the 13G/A, WRI and WRFSI are deemed to have indirect beneficial ownership over all of the shares of common stock beneficially owned by WRIMCO and WDR is deemed to have indirect beneficial ownership over all of the shares of common stock beneficially owned by IICO and WRIMCO. The address of each of the filing persons listed in the Schedule 13G/A is 6300 Lamar Avenue, Overland Park, KS 66202.

(17)	According to a Schedule 13G filed with the SEC by dated February 6, 2009, Barclays Global Investors, NA., has sole voting power with respect to 1,072,105 shares of common stock and sole dispositive power with respect to 1,235,967 shares of common stock, and Barclays Global Fund Advisors has sole voting and dispositive power with respect to 1,044,758 shares of common stock. The address of Barclays Global Investors, NA and Barclays Global Fund Advisors listed in the Schedule 13G is 400 Howard Street, San Francisco, CA 94105.

ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the United States Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the office of the United States Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov and on our website at www.resourcesglobal.com.

By order of the Board of Directors,

Kate W. Duchene
Chief Legal Officer and Secretary

Irvine, California
September 10, 2009

ALL STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE, SIGN AND
RETURN THE ENCLOSED VOTING OR PROXY CARD PROMPTLY OR, IF AVAILABLE, VOTE YOUR SHARES BY TELEPHONE OR USING THE INTERNET

RESOURCES CONNECTION, INC. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR ANNUAL MEETING, OCTOBER 22, 2009 The undersigned, a stockholder of RESOURCES CONNECTION, INC., a Delaware corporation (the “Company”), acknowledges receipt of a copy of the Notice of Annual Meeting of Stockholders, the accompanying Proxy Statement and a copy of the Company’s Annual Report to Stockholders for its fiscal year ended May 30, 2009; and, revoking any proxy previously given, hereby constitutes and appoints Kate W. Duchene and Nathan W. Franke, and each of them, as its true and lawful agents and proxies with full power of substitution in each, to vote all shares of Common Stock of the Company standing in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Company’s corporate offices, located at 17101 Armstrong Avenue, Irvine California 92614, on October 22, 2009, at 1:30 p.m. local time, and at any postponement or adjournment thereof, on all matters coming before said meeting. (Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF RESOURCES CONNECTION, INC. October 22, 2009 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://ir.resourcesglobal.com/index.cfm Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20430000000000000000 8 102209 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1 AND“FOR” ; PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOURVOTE IN BLUE OR BLACK INK AS SHOWN HERE x48 1 Nominees for a three-year term as a member of the Company’s Board of Directors: NOMINEES: FOR ALL NOMINEES Donald B. Murray A. Robert Pisano WITHHOLD AUTH ORITY Susan J. Crawford FOR ALL NOMINEES Michael H. Wargotz FOR ALL EXCEPT (See instructions below)INSTRUCTIONS: To withhold authority to vote for any indivi dual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right andindicate your new address in the address space above. Please note that changesto the registered n ame(s) on the account may not be submitted via this method. FOR AGAINST ABSTAIN2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting ; firm for fiscal year 2010. 3. In their discretion, upon any other matters as may properly come before the meeting or at any postponement or adjournment thereof.THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNEDSTOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH DIRECTOR NOMINEE INPROPOSAL 1. IF ANY NO MINEE BECOMES UNAVAILABLE FOR ANY REASON, THE PERSONS NAMED AS PROXY SHALLVOTE FOR THE ELECTION OF SUCH OTHER PERSON AS THE BOARD OF DIRECTORS MAY PROPOSE TO REPLACE SUCHNOMINEE. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE RATIFICATION OF THEAPPOINTMENT OF PRICEWATERHOUSECOOPERS LLP. Signature of Stockholder Date: Signature of S tockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If&nb sp; signer is a partnership, please sign in partnership name by authorized person.